Exhibit 10-Y
EXECUTION VERSION

MASTER SHARE PURCHASE AGREEMENT
RELATING TO THE DISSOLUTION OF THE SPICER JOINT VENTURE
by and among
DESC AUTOMOTRIZ, S.A. DE C.V.,
INMOBILIARIA UNIK, S.A. DE C.V.,
SPICER, S.A. DE C.V.,
DANA CORPORATION,
and
DANA HOLDINGS MEXICO, S. DE R.L. DE C.V.
Dated as of May 31, 2006

		Page

ARTICLE I
DEFINITIONS AND PRINCIPLES OF INTERPRETATION
Section 1.1	Definitions	4
Section 1.2	Rules of Construction	19
Section 1.3	Accounting Principles	20
Section 1.4	Governing Law	20

ARTICLE II
PURCHASE AND SALE
Section 2.1	Purchase and Sale of Dana JV Shares and Dana Target Shares	20
Section 2.2	Dana Account	21
Section 2.3	Closing	21
Section 2.4	Acknowledgements	22
Section 2.5	Transfer of Title of Purchased Shares	22

ARTICLE III
PURCHASE PRICE
Section 3.1	Purchase Price	23
Section 3.2	Purchase Price Adjustment	24
Section 3.3	Purchase Price Adjustment and Allocation	30
Section 3.4	Past Due Interest	30

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE DANA PARTIES
Section 4.1	Incorporation and Registration	30
Section 4.2	Dana JV Shares	30
Section 4.3	Litigation	31
Section 4.4	Enforceability of Obligations	31
Section 4.5	Absence of Conflicting Agreements	31
Section 4.6	Approvals	31
Section 4.7	No Broker	32
Section 4.8	Sufficiency of Financial Resources	32

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE DESC PARTIES
Section 5.1	Incorporation and Registration	32

i

(continued)

(continued)

(continued)

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ARTICLE X
MISCELLANEOUS
Section 10.1 Section 10.2 Section 10.3 Section 10.4 Section 10.5 Section 10.6 Section 10.7 Section 10.8 Section 10.9 Section 10.10 Section 10.11 Section 10.12 Section 10.13 Section 10.14	Termination Events
Public Notices
Expenses
Notices
Assignment
Further Assurances
Limitations on Remedies
Counterparts
Dispute Resolution
No Third Party Beneficiary
Partial Invalidity
Desc Parties Guarantor
Dana Parties Guarantor
Prior Agreements	66 66 66 66 68 68 68 69 69 71 71 71 71 71

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS
Exhibit A	—	Adjusted Net Working Capital Amounts; Projected AMSA ANWC; Projected Desc Target ANWC; Projected Remaining Dana Target ANWC
Exhibit B	—	Environmental Legislation
Exhibit C	—	Form of IT Agreement
Exhibit D	—	Form of Receipt and Release Letter
Exhibit E	—	Form of Release Agreement
Exhibit F	—	Form of Software License Agreement
Exhibit G	—	Form of Amended TSP License Agreement
Exhibit H	—	Form of Water Rights Assignment Agreements
Exhibit I	—	Form of TF Victor Trademark Agreement
Exhibit J	—	Form of TSA Agreement
Exhibit K	—	Form of Desc Automotriz Promissory Note
Exhibit L	—	Form of TTSP Facility Sale and Purchase Deed
Exhibit M	—	Form of TF Victor Facility Sale and Purchase Deed
Exhibit N	—	Form of Etrac Facility Sale and Purchase Deed
Exhibit O	—	Form of Cardanes Facility Sale and Purchase Deed
Exhibit P	—	Form of AMSA Facility Sale and Purchase Deed
Exhibit Q-1	—	Form of Cedei Facility Sale and Purchase Deed
Exhibit Q-2	—	Cedei Facility Equipment
Exhibit R	—	Scope of Phase One Environmental Study
Exhibit S	—	Form of Acknowledgment and Release
Exhibit T	—	Payments Out of Estimated Desc Cash
Exhibit U	—	Payments Out of Estimated Dana Cash
Exhibit V	—	Form of Securities Agreements
Exhibit W	—	Form of Termination, Release and Joinder Agreement to the License and Technical Assistance Agreement
Exhibit X	—	Form of Dana Targets Debt Assignment Agreements

SCHEDULES
Schedule 1.1	—	Product Warranty Reserves
Schedule 2.2-A	—	Dana Account (Activities)
Schedule 2.2-B	—	Dana Account (Projects)
Schedule 5.3	—	Indebtedness
Schedule 5.4	—	Litigation
Schedule 5.5(b)	—	Financial Statements
Schedule 7.1(b)(xix)	—	Severance and Termination Payments
Schedule 7.1(b)(xxi)	—	Capital Expenditures
Schedule 7.6(b)	—	Dana Target GE Agreements
Schedule 7.6(c)	—	Comerica Letters of Credit

v

Schedule 7.6(e)	—	Dana Target Bonds
Schedule 7.15(a)	—	Tlaxcala Assets
Schedule 7.16(a)-A	—	ENCO Remediation
Schedule 7.16(a)-B	—	ENCO Remediation Plan
Schedule 7.16(b)	—	Tremec Remediation
Schedule 7.16(f)	—	Environmental Consultants
Schedule 7.17(a)	—	Transferred Employees
Schedule 7.17(e)	—	Terminated Employees
Schedule 7.22(a)	—	Debtor Assumed Agreements
Schedule 7.22(b)	—	Non-Assumed Non-Terminated Agreements
Schedule 7.23	—	Third Party Contracts
Schedule 8.2(e)	—	Pre-Petition Claims
Schedule 8.2(k)	—	Third Party Consents
Schedule 8.3(i)	—	Officers and Directors Resignations — Desc Targets
Schedule 8.4(h)	—	Officers and Directors Resignations — Dana Targets

MASTER SHARE PURCHASE AGREEMENT RELATING
TO THE DISSOLUTION OF THE SPICER JOINT VENTURE
     THIS MASTER SHARE PURCHASE AGREEMENT RELATING TO THE DISSOLUTION OF THE SPICER JOINT VENTURE, is made as of the 31st day of May, 2006 by and among:
     DESC AUTOMOTRIZ, S.A. DE C.V., a corporation governed by the laws of the United Mexican States (“Desc Automotriz”);
     SPICER, S.A. DE C.V., a corporation governed by the laws of the United Mexican States (“Spicer”);
     INMOBILIARIA UNIK, S.A. DE C.V., a corporation governed by the laws of the United Mexican States (“Inmobiliaria Unik” and together with Desc Automotriz and Spicer, the “Desc Parties”);
     DANA CORPORATION, a corporation governed by the laws of the Commonwealth of Virginia, United States of America (“Dana”); and
     DANA HOLDINGS MEXICO, S. DE R.L. DE C.V., a corporation governed by the laws of the United Mexican States (“Dana Mexico” and together with Dana, the “Dana Parties”).
RECITALS
(A)	WHEREAS, Dana and Desc Automotriz (formerly known as UNIK, S.A. de C.V.) are both parties to that certain Spicer, S.A. de C.V. Shareholders Agreement, dated as of May 19, 2000 (the “JV Agreement”), which superseded the agreement dated January 1, 1995, pursuant to which Dana and Desc Automotriz have for many years been Shareholders (as defined below) of Spicer;

(B)	WHEREAS, Spicer is a holding Company (as defined below) engaged, through its Subsidiaries (as defined below), in the business of manufacturing and selling auto parts and components in the United Mexican States;

(C)	WHEREAS, Dana is the legal owner of, and has full and unencumbered title to 48.803% of the issued and outstanding shares of Spicer, consisting of 5,329,801,806 shares (the “Dana JV Shares”);

(D)	WHEREAS Desc Automotriz is the legal owner of, and has full and unencumbered title to 51.193% of the issued and outstanding shares of Spicer, consisting of 5,590,883,458 shares (“Desc Automotriz JV Shares”);

(E)	WHEREAS, the Subsidiaries of Spicer are all of the following corporations (collectively, the “JV Subsidiaries”): Ejes Tractivos, S.A. de C.V. (“Etrac”), Cardanes, S.A. de C.V. (“Cardanes”), Forjas Spicer, S.A. de C.V. (“Forjas”), Autometales, S.A. de C.V.

(“AMSA”), T.F. Victor, S.A. de C.V. (“TF Victor”), Direcspicer, S.A. de C.V. (“Direcspicer”), Corporación Inmobiliaria de Mexico, S.A. de C.V. (“Corporación Inmobiliaria”), Engranes Cónicos, S.A. de C.V. (“ENCO”), Transmisiones TSP, S.A. de C.V. (“TTSP”), Villa Industrial, S.A. de C.V. (“Villa Industrial”), Spicer Servicios, S.A. de C.V. (“Spicer Servicios”), and Transmisiones y Equipos Mecánicos, S.A. de C.V. (“Tremec”), all the foregoing of which are organized under the laws of Mexico (as defined below), and Transmission Technologies Corporation (“TTC”), which is organized under the laws of the State of Michigan;

(F)	WHEREAS, Desc Automotriz and Dana have concluded and agreed that it is in their mutual best interests to terminate their joint venture association in Spicer by (i) Desc Automotriz becoming the direct owner of 99.996% owner of Spicer and the indirect owner of the following JV Subsidiaries (Spicer and such JV Subsidiaries together, the “Desc Targets”): Tremec, TF Victor, TTSP, TTC, and Villa Industrial; and (ii) Dana, directly or indirectly, becoming the 100% owner of the remaining JV Subsidiaries (such remaining JV Subsidiaries together, the “Dana Targets”), as follows: Etrac, ENCO, Cardanes, AMSA, Forjas, Direcspicer, Spicer Servicios and Corporación Inmobiliaria, in each case on the terms and subject to the conditions set forth herein;

(G)	WHEREAS, Inmobiliaria Unik is a wholly-owned Subsidiary of Desc Automotriz;

(H)	WHEREAS, Spicer is the legal owner of, and has full and unencumbered title to 67.35% of the issued and outstanding shares of AMSA, as follows: 40,429,324 shares, consisting of 17,216 Series A shares, 11,477 Series B shares, 35,999,999 Series A-1, and 4,400,632 Series B-1 shares; Desc Automotriz is the legal owner of, and has full and unencumbered title to 32.64% of the issued and outstanding shares of AMSA, as follows: 19,599,367 Series B-1 Shares; and Inmobiliaria Unik is the legal owner of, and has full and unencumbered title to 0.01% of the issued and outstanding shares of AMSA, as follows: 2 shares, consisting of 1 Series A-1 share, and 1 Series B-1 share (together the “AMSA Shares”);

(I)	WHEREAS, Spicer is the legal owner of, and has full and unencumbered title to 99.99% of the issued and outstanding shares of Cardanes, as follows: 69,999,998 shares, consisting of 30,000 Series A shares, 19,999 Series B shares, 41,969,999 Series A-1 shares, and 27,980,000 Series B-1 shares; and Inmobiliaria Unik is the legal owner of, and has full and unencumbered title to 0.01% of the issued and outstanding shares of Cardanes, as follows: 2 shares consisting of 1 Series B share and 1 Series A-1 share (together, the “Cardanes Shares”);

(J)	WHEREAS, Spicer is the legal owner of, and has full and unencumbered title to 99.99% of the issued and outstanding shares of Direcspicer, as follows: 17,760,198 shares, consisting of 6,120 Series A shares, 4,079 Series B shares, 10,650,000 Series C shares, and 7,099,999 Series D shares; Desc Automotriz is the legal owner of, and has full and unencumbered title 0.05% of the issued and outstanding shares of Direcspicer, as follows: 1 Series B share; and Inmobiliaria Unik is the legal owner of, and has full and unencumbered title to 0.05% of the issued and outstanding shares of Direcspicer, consisting of 1 Series D share (together, the “Direcspicer Shares”);

(K)	WHEREAS, Spicer is the legal owner of, and has full and unencumbered title to 99.99% of the issued and outstanding shares of ENCO, as follows: 24,999,998 shares, consisting of 19,654 Series A shares, 13,101 Series B shares, 14,980,346 Series A-1 shares, and 9,986,897 Series B-1 shares; and Inmobiliaria Unik is the legal owner of, and has full and unencumbered title to 0.01% of the issued and outstanding shares of ENCO, as follows: 2 shares, consisting of 1 Series B share and 1 Series B-1 share (together, the “ENCO Shares”);

(L)	WHEREAS, Spicer is the legal owner of, and has full and unencumbered title to 99.99% of the issued and outstanding shares of Etrac, as follows: 401,999,998 shares, consisting of 30,000 Series A shares, 19,999 Series B shares, 241,170,000 Series A-1 shares, and 160,779,999 Series B-1 shares; and Inmobiliaria Unik is the legal owner of, and has full and unencumbered title to 0.01% of the issued and outstanding shares of Etrac, as follows: 2 shares, consisting of 1 Series B share and 1 Series B-1 share (together, the “Etrac Shares”);

(M)	WHEREAS, Spicer is the legal owner of, and has full and unencumbered title to 99.99% of the issued and outstanding shares of Forjas, as follows: 184,999,998 shares, consisting of 30,000 Class I Series A shares, 19,999 Class I Series B shares, 110,970,000 Class II Series A shares, and 73,979,999 Class II Series B shares; and Inmobiliaria Unik is the legal owner of, and has full and unencumbered title to 0.01% of the issued and outstanding shares of Forjas, as follows: 2 shares, consisting of 1 Series B share and 1 Series B-1 share (together, the “Forjas Shares”);

(N)	WHEREAS, Spicer is the legal owner of, and has full and unencumbered title to 99.99% of the issued and outstanding shares of Spicer Servicios, as follows: 49,999 shares, consisting of 25,500 Series A shares and 24,499 Series B shares; and Direcspicer is the legal owner of, and has full and unencumbered title to 0.01% of the issued and outstanding shares of Spicer Servicios, as follows: 1 Series B share (together, the “Spicer Servicios Shares”);

(O)	WHEREAS, Spicer is the legal owner of, and has full and unencumbered title to 99.99% of the issued and outstanding shares of Corporación Inmobiliaria, as follows: 16,286,774 shares, consisting of 25,500 Series A shares, 24,499 Series B shares, 8,306,256 Series A-1 shares, and 7,980,519 Series B-1 shares; and Inmobiliaria Unik is the legal owner of, and has full and unencumbered title to 0.01% of the issued and outstanding shares of Corporación Inmobiliaria as follows: 2 shares, consisting of 1 Series B share and 1 Series B-1 share (together, the “Corporación Inmobiliaria Shares”);

(P)	WHEREAS, Dana Mexico and Desc Automotriz have agreed that the liabilities of Spicer and the JV Subsidiaries arising in respect of events or circumstances occurring prior to the dissolution of Spicer shall be borne by Dana Mexico and Desc Automotriz in accordance with the ownership percentages in Spicer and the JV Subsidiaries, as set forth in Article IX; and

(Q)	WHEREAS, on March 3, 2006 (the “Petition Date”), Dana and forty (40) of its United States subsidiaries filed before the Bankruptcy Court (as defined below), under case number 06-10354, voluntary petitions for reorganization under the Bankruptcy Code (as defined below) (the “Chapter 11 Case”);
(R)	NOW THEREFORE, in consideration of the respective covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND PRINCIPLES OF INTERPRETATION
Section 1.1 Definitions.
     Whenever used in this Agreement, the following capitalized words and terms shall have the meanings set out below, unless expressly stated to the contrary:
     “Actual AMSA ANWC” has the meaning given in Section 3.2(c).
     “Actual AMSA ANWC Deficit” has the meaning given in Section 3.2(f)(ii).
     “Actual AMSA ANWC Surplus” has the meaning given in Section 3.2(f)(ii).
     “Actual AMSA Cash” has the meaning given in Section 3.2(c).
     “Actual ANWC Adjustment Amount” has the meaning given in Section 3.2(f)(iv).
     “Actual Dana Cash Surplus” has the meaning given in Section 3.2(f)(xii).
     “Actual Dana Cash Target” has the meaning given in Section 3.2(f)(viii).
     “Actual Dana Sum” has the meaning given in Section 3.2(f)(x).
     “Actual Desc Cash” has the meaning given in Section 3.2(b).
     “Actual Desc Cash Surplus” has the meaning given in Section 3.2(f)(xi).
     “Actual Desc Cash Target” has the meaning given in Section 3.2(f)(vii).
     “Actual Desc Sum” has the meaning given in Section 3.2(f)(ix).
     “Actual Desc Target ANWC” has the meaning given in Section 3.2(b).
     “Actual Desc Target ANWC Deficit” has the meaning given in Section 3.2(f)(i).
     “Actual Desc Target ANWC Surplus” has the meaning given in Section 3.2(f)(i).
     “Actual Remaining Dana Cash” has the meaning given in Section 3.2(c).
     “Actual Remaining Dana Target ANWC” has the meaning given in Section 3.2(c).

     “Actual Remaining Dana Target ANWC Deficit” has the meaning given in Section 3.2(f)(iii).
     “Actual Remaining Dana Target ANWC Surplus” has the meaning given in Section 3.2(f)(iii).
     “Actual Spicer Cash” has the meaning given in Section 3.2(c).
     “Adjusted Net Working Capital” means the current asset and liability accounts set out in Exhibit A.
     “Affiliate” means a Person which controls, is controlled by, or is under common control with, another Person.
     “Agreement” means this Master Share Purchase Agreement Relating to the Dissolution of Spicer, S.A. de C.V., including all Exhibits and Schedules hereto, and all instruments supplementing, amending or confirming this Agreement.
     “Already Pending Proceeding” has the meaning given in Section 10.9(e).
     “Amended TSP License Agreement” means the Amendment to the Trademark License Agreement to be entered into at or prior to Closing by and between Dana and TTSP for the license of the “Spicer” trademark, substantially in the form attached as Exhibit G.
     “AMSA” has the meaning given in Recital E hereof.
     “AMSA Capitalization” has the meaning given in Section 7.8(a).
     “AMSA Facility” has the meaning given in Section 7.4(e).
     “AMSA Shares” has the meaning given in Recital H hereof.
     “Ancillary Agreements” means, collectively, the IT Agreement, the Release Agreement, the Software License Agreement, the Amended TSP License Agreement, the TF Victor Trademark Agreement, the TSA Agreement, the Water Rights Assignment Agreements, the Termination, Release and Joinder to the License and Technical Assistance Agreement, the Dana Target Debt Assignment Agreement and any other agreement that is entered into pursuant hereto.
     “Applicable Laws” means any Law, consent, exemption, approval or License of any Governmental Authority, as of the date hereof, that applies in whole or in part to (i) Spicer or the JV Subsidiaries or its or their respective business as conducted on or prior to the Closing Date, (ii) any of the Purchased Shares or (iii) any of the Parties hereto.
     “Assets” means any rights, title, or interests in and to properties, assets and rights of any kind, tangible or intangible, real or personal.
     “Autoprecisa Land” has the meaning given in Section 7.16(c).

     “Average ANWC Amount” means the amount equal to (i) the sum of the Projected Desc Target ANWC, the Projected AMSA ANWC and the Projected Remaining Dana Target ANWC divided by (ii) two, which amount shall (x) be equal to US$41,590,500 if the Closing occurs on or prior to July 7, 2006 and (y) be calculated by the Parties if the Closing occurs after July 7, 2006.
     “Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§101 et seq, as it may be amended from time to time.
     “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.
     “Bankruptcy Court Approval Motion” means a motion, in a form and substance reasonably satisfactory to Desc Automotriz, filed with the Bankruptcy Court by Dana, seeking the Bankruptcy Court Approval Order of the Agreement and the Transactions.
     “Bankruptcy Court Approval Order” means an order entered by the Bankruptcy Court granting the Bankruptcy Court Approval Motion, which order (a) shall be (i) in a form and substance reasonably satisfactory to Desc Automotriz and Dana, (ii) in accordance with the provisions of this Agreement and the Ancillary Agreements, including Section 7.2 of this Agreement, and (iii) a final order that has not been reversed, modified, rescinded, or stayed, and for which the time to appeal has expired and is no longer subject to appeal or further judicial review; and (b) shall, among other things, (i) approve this Agreement, the Ancillary Agreements, as appropriate, and the Transactions under, inter alia, Sections 363 and 365 of the Bankruptcy Code and Bankruptcy Rule 9019, (ii) include a specific finding that Desc Automotriz is a good faith purchaser, for purposes of Section 363(m) of the Bankruptcy Code, of the Dana JV Shares, (iii) provide that Dana is authorized to enter into the Hybrid Loans, (iv) provide that Dana is authorized to transfer the Desc Automotriz Promissory Note to Dana Mexico, for the purpose of Dana Mexico’s use of that note in payment for the stock of the shares of the Dana Targets from Desc Automotriz, (v) provide that the sale of the Dana JV Shares shall be free and clear of any Encumbrance whatsoever, pursuant to Section 363(f) of the Bankruptcy Code and is vested with the right, title and interest of Dana in the Dana JV Shares, (vi) provide that Dana is authorized to amend and assume as amended, its obligations under the contracts listed on Schedule 7.22(a) hereof pursuant to Section 365 of the Bankruptcy Code, (vii) provide for a waiver of the stays contemplated by Bankruptcy Rules 6004(h) and 6006(d), as applicable, and that the Bankruptcy Court Approval Order is immediately effective and enforceable, (viii) authorize Dana’s reimbursement to the Desc Parties of all amounts due in respect of the Dana Account, and (ix) waive and release all claims of any kind of Dana and Dana’s Affiliates and Dana’s Subsidiaries against Spicer, the Desc Entities (as defined in the Release Agreement) and the Desc Targets including all avoidance claims pursuant to Sections 544, 545, 547, 548, 549, 550 and 553(b) of the Bankruptcy Code, except for claims arising under this Agreement and the Ancillary Agreements and certain other exceptions as set forth in the Release Agreement; (x) include a determination that the transfers pursuant to this Agreement and the Ancillary Agreements, as appropriate, constitute transfers for fair value; (xi) include a determination that all amounts to be paid by Dana or any Debtor or to be borne by Dana or any Debtor pursuant to this Agreement and the Ancillary Agreements shall constitute administrative expenses under Section 503(b) and 507(a)(1) of the Bankruptcy Code, shall be immediately payable, if, and when, any such obligations to pay or bear such amounts may arise under this Agreement and/or the Ancillary Agreements without any further order of the Bankruptcy Court; (xii) include a determination that approval of this Agreement, the Ancillary Agreements, as appropriate, and the Transactions and the Bankruptcy Approval Order, and the consummation of the Transactions contemplated hereby and thereof are in the best interests of Dana, its affiliated Debtors, their creditors and estates; (xiii) include a determination that the terms and conditions of this Agreement, the Ancillary Agreements, as appropriate and the Transactions are fair and reasonable; and (xiv) provide that the provisions of the Bankruptcy Court Approval Order are nonseverable and mutually dependent.
     “Bankruptcy Dispute” has the meaning given in Section 10.9(a).
     “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as may be amended from time to time.
     “Base Dana JV Share Purchase Price” has the meaning given in Section 3.1(a).
     “Base Dana Target Share Purchase Price” has the meaning given in Section 3.1(b).
     “Basket” has the meaning given in Section 9.15(a).
     “Books and Records” means all books and records of the Dana Targets or the Desc Targets, as applicable, including financial, corporate, operations and sales books, records, books of account, sales and purchase records, lists of suppliers and customers, formulae, business reports, plans and projections and all other documents, surveys, plans, files, records, correspondence, and other data and information, financial or otherwise, including all data and information stored on computer-related or other electronic media.
     “Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks located in Mexico City, D.F. and New York City are open for business during normal banking hours.
     “Capital Lease Obligations” with respect to any Person, for any applicable period, the obligations of such Person that are permitted or required to be classified and accounted for as capital obligations under applicable NIFs, and the amount of such obligations at any date will be the capitalized amount of such obligations at such date determined in accordance with NIFs.
     “Cardanes” has the meaning given in Recital E hereof.
     “Cardanes Dividend” has the meaning given in Section 7.7(b)(ii).
     “Cardanes Facility” has the meaning given in Section 7.4(d).
     “Cardanes GE Agreement” has the meaning given in Section 7.6(b).
     “Cardanes Shares” has the meaning given in Recital I hereof.
     “Cash” means cash and cash equivalents.

     “Cedei Facility” has the meaning given in Section 7.4(f).
     “CFC Approval” has the meaning given in Section 4.6.
     “Chapter 11 Case” has the meaning given in Recital Q hereof.
     “Claim” or “Claims” means one or more claims, demands, actions, causes of action or proceedings and a series of related Claims resulting from the same act, omission, event, circumstance, matter or facts shall be deemed a single Claim.
     “Closing” means the completion of (i) the sale to and purchase by Desc Automotriz of the Dana JV Shares and (ii) the sale to and purchase by Dana Mexico of the Dana Target Shares, in each case on the terms and subject to the conditions hereof.
     “Closing Date” has the meaning given in Section 2.3(a).
     “CNA Approval” means the approval of the National Water Commission (Comisión Nacional del Agua) with respect to the Water Rights Assignment Agreements.
     “Comerica” has the meaning given in Section 7.6(c).
     “Comerica Letters of Credit” has the meaning given in Section 7.6(c).
     “Company” means any group or entity established under the General Corporation Law (Ley General de Sociedades Mercantiles) of Mexico or any corresponding foreign law.
     “Contracts” means contracts, licenses, leases, agreements, commitments, entitlements and engagements of any Person, whether written or in electronic form, including any promises, undertakings, assurances or guarantees, all quotations, orders or tenders for contracts which remain open for acceptance and any manufacturers’ or suppliers’ warranty, guarantee or commitment.
     “Control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person. A Party shall be deemed to have Control of any or all of its Affiliates notwithstanding the fact that any third party which is a shareholder, partner, quotaholder, or member of any such Affiliate has the right to require unanimous approval of certain matters involving such Affiliate.
     “Corporación Inmobiliaria” has the meaning given in Recital E hereof.
     “Corporación Inmobiliaria Capitalization I” has the meaning given in Section 7.8(b).
     “Corporación Inmobiliaria Capitalization II” has the meaning given in Section 7.8(c).

     “Corporación Inmobiliaria Mortgage” has the meaning given in Section 7.6(b).
     “Corporación Inmobiliaria Shares” has the meaning given in Recital O hereof.
     “Court” has the meaning given in Section 10.9(c).
     “Dana” has the meaning given in the introductory paragraph.
     “Dana Account” has the meaning given in Section 2.2.
     “Dana Adjustment Payment” has the meaning given in Section 3.2(a)(ix).
     “Dana ANWC Excess” has the meaning given in Section 3.2(f)(vi).
     “Dana Closing Adjustment Statement” has the meaning given in Section 3.2(c).
     “Dana Closing Balance Sheets” has the meaning given in Section 3.2(c).
     “Dana Closing Financial Statements” has the meaning given in Section 3.2(c).
     “Dana JV Shares” has the meaning given in Recital C hereof.
     “Dana Mexico” has the meaning given in the introductory paragraph.
     “Dana Parties” has the meaning given in the introductory paragraph.
     “Dana Target Bonds” has the meaning given in Section 7.6(e).
     “Dana Target Claim” has the meaning given in Section 9.2(b).
     “Dana Target GE Agreements” has the meaning given in Section 7.6(b).
     “Dana Target Shares” means, collectively, the AMSA Shares, the Cardanes Shares, the ENCO Shares, the Etrac Shares, the Forjas Shares, the Direcspicer Shares, the Spicer Servicios Shares, and the Corporación Inmobiliaria Shares and any other shares of the Dana Targets issued pursuant to this Agreement.
     “Dana Target Transferred Employees” has the meaning given in Section 7.17(a).
     “Dana Targets” has the meaning given in Recital F hereof.
     “Dana Targets Debt Assignment Agreement” means the agreements, substantially in the form attached as Exhibit X, pursuant to which (i) Spicer shall assign to Corporación Inmobiliaria the Dana Target Debts (as defined therein) and (ii) Spicer shall assign to Corporación Inmobiliaria, and Spicer shall be released from, any and all rights and obligations of Spicer, in each case under the Intercompany Credit Agreements by and between Spicer and each of Direcspicer, Cardanes, ENCO, Etrac, AMSA, Forjas and Corporación Inmobiliaria, each dated as of February 1, 2003.

     “Dana Targets Receivables” has the meaning given in Section 7.8(b).
     “Defending Party” has the meaning given in Section 9.7.
     “Desc” means Desc, S.A. de C.V.
     “Desc Adjustment Payment” has the meaning given in Section 3.2(a)(vii).
     “Desc ANWC Excess” has the meaning given in Section 3.2(f)(v).
     “Desc Automotriz” has the meaning given in the introductory paragraph.
     “Desc Automotriz JV Shares” has the meaning given in Recital D hereof.
     “Desc Automotriz Promissory Note” has the meaning given in Section 2.3(b)(iii).
     “Desc Closing Adjustment Statement” has the meaning given in Section 3.2(b).
     “Desc Closing Balance Sheets” has the meaning given in Section 3.2(b).
     “Desc Closing Financial Statements” has the meaning given in Section 3.2(b).
     “Desc Corporativo” means Desc Corporativo, S.A. de C.V.
     “Desc/Dana Purchase Orders” shall mean all of the purchase orders between or among Desc and/or any of its Affiliates, on the one hand, and Dana and/or any of its Affiliates, on the other hand, that are outstanding as of the Closing Date. For the avoidance of doubt, Desc/Dana Purchase Orders shall not include any purchase orders upon which payment is made in accordance with Section 8.2(e), except to the extent that post-petition obligations remain outstanding under such purchase order irrespective of such payment.
     “Desc Parties” has the meaning given in the introductory paragraph.
     “Desc Targets” has the meaning given in Recital F hereof.
     “Desc Transferred Employees” has the meaning given in Section 7.17(a).
     “Determination Date” means the earlier to occur of (i) if either Desc Automotriz or Dana does not timely deliver a Dispute Notice, the date that is twenty-one (21) calendar days following the later of the date on which the Desc Closing Financial Statements were delivered and the date on which the Dana Closing Financial Statements were delivered, and (ii) if either Desc Automotriz or Dana timely delivers a Dispute Notice, the earlier to occur of (A) the date on which Desc Automotriz and Dana finally and conclusively resolve any and all disputes set forth in the Dispute Notice and (B) the date of the Final Report of the Independent Accounting Firm.
     “DIP Credit Agreement” means that certain credit agreement, dated as of March 3, 2006, between Dana, as borrower, Citicorp North America, Inc. as administrative agent, Bank of America, N.A. and JPMorgan Chase Bank, N.A., as co-syndication agents, Citicorp North

America, Inc., as initial swing line lender, and Bank of America, N.A., Citicorp North America, Inc. and JPMorgan Chase Bank, N.A., as initial issuing banks.
     “Direcspicer” has the meaning given in Recital E hereof.
     “Direcspicer Shares” has the meaning given in Recital J hereof.
     “Direct Claim” has the meaning given in Section 9.9.
     “Discloser” has the meaning given in Section 7.11(a).
     “Dispute” has the meaning given in Section 10.9(b).
     “Dispute Notice” has the meaning given in Section 3.2(d).
     “Employees” means those individuals who are employed or were employed by the JV Subsidiaries prior to or at Closing.
     “ENCO” has the meaning given in Recital E hereof.
     “ENCO Dividend” has the meaning given in Section 7.7(b)(i).
     “ENCO GE Agreement” has the meaning given in Section 7.6(b).
     “ENCO Remediation” has the meaning giving in Section 7.16(a).
     “ENCO Remediation Plan” has the meaning given in Section 7.16(a).
     “ENCO Shares” has the meaning given in Recital K hereof.
     “Encumbrance” means any pledge, lien, claim, charge, security interest, lease, title retention agreement, mortgage, restriction, development, or collateral security arrangement or similar agreement, easement, right-of-way, title defect, option or adverse claim, or encumbrance of any kind or character whatsoever.
     “Environment” means the air, surface water, underground water, any land, all living organisms, sediment, soil or subsurface strata, and natural resources and the environment or living environment as defined in any Environmental Laws.
     “Environmental Approvals” means all permits, certificates, licenses, authorizations, consents, impact assessments, instructions, directions or registrations issued or required by Governmental Authorities pursuant to Environmental Laws with respect to the operation of Spicer or the JV Subsidiaries or its or their respective business or assets.
     “Environmental Consultant” has the meaning given in Section 7.16(f)(ii).
     “Environmental Laws” means all Applicable Laws, as (i) in effect on the date of this Agreement, except as provided in clause (ii)(C) below, and (ii) in force in the country in which the operation facilities of each of the Dana Targets and the Desc Targets are located at on the date of this Agreement, relating to (A) air emissions, water discharges, soil remediation, natural resources or any other regulation standing for the protection of the Environment, (B) the handling, storage, generation, treatment, release and disposal of Hazardous Substances or (C) soil remediation, in which case certain of the regulations relating to soil remediation, which, as of the date hereof are under consideration of the Mexican Governmental Authorities and have been attached hereto as Exhibit B, shall be applicable notwithstanding the fact that they are not yet in full force and effect as of the date hereof.
     “Estimated AMSA Cash” has the meaning given in Section 3.2(a)(i).
     “Estimated Dana Cash” has the meaning given in Section 3.2(a)(iii).
     “Estimated Dana Sum” has the meaning given in Section 3.2(a)(vi).
     “Estimated Desc Cash” has the meaning given in Section 3.2(a)(ii).
     “Estimated Desc Sum” has the meaning given in Section 3.2(a)(vi).
     “Estimated Exhibit T” has the meaning given in Section 3.2(a)(iv).
     “Estimated Exhibit U” has the meaning given in Section 3.2(a)(iv).
     “Estimated Spicer Cash” has the meaning given in Section 3.2(a)(i).
     “Etrac” has the meaning given in Recital E hereof.
     “Etrac Facility” has the meaning given in Section 7.4(c).
     “Etrac GE Agreement” has the meaning given in Section 7.6(b).
     “Etrac Shares” has the meaning given in Recital L hereof.
     “Final Dana JV Share Purchase Price” has the meaning given in Section 3.3(b).
     “Final Dana Target Share Purchase Price” has the meaning given in Section 3.3(a).
     “Final Report” has the meaning given in Section 3.2(e).
     “Financial Statements” means the audited balance sheets and income statements of Spicer and each of the JV Subsidiaries as of December 31, 2005, and the unaudited balance sheet and income statements of Spicer and each of the JV Subsidiaries as of March 31, 2006.
     “Forjas” has the meaning given in Recital E hereof.
     “Forjas Shares” has the meaning given in Recital M hereof.
     “FTC Approval” has the meaning given in Section 4.6.
     “GE” has the meaning given in Section 7.6(b).

     “GE Assignments” has the meaning given in Section 7.6(b).
     “GE Subleases” has the meaning given in Section 7.6(b).
     “Governmental Authority” means any federal, national, supranational, state, provincial, departmental, local or similar government, regulatory or administrative authority, governmental department, branch, agency, commission, board, tribunal or court or other law, rule or regulation-making entity having jurisdiction over (i) Spicer or the JV Subsidiaries or its or their respective business or (ii) where the context requires, over the Person in question or its business as conducted, in each case on or prior to the Closing Date.
     “Hazardous Substance” means any substance or waste classified as “dangerous” under any Environmental Laws, including any asbestos or asbestos-containing materials, polychlorinated biphenyls, chemical waste, radioactive materials and petroleum products.
     “Hybrid Loan Dividends” has the meaning given to it in Section 7.7(b)(ii).
     “Hybrid Loans” has the meaning given in Section 7.7(b).
     “ICC Rules” has the meaning given in Section 10.9(b).
     “Indebtedness” with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, whether short-term or long-term, and whether secured or unsecured, or with respect to deposits or advances of any kind (other than deposits and advances of any Person relating to the purchase of products or services in the Ordinary Course of Business), (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the Ordinary Course of Business), (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or Assets purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than current trade payables incurred in the Ordinary Course of Business), (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on Assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all guarantees by such Person of Indebtedness of others, (viii) all Capital Lease Obligations of such Person, (ix) all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding interest rate protection agreements, foreign currency exchange arrangements or other interest or exchange rate hedging arrangements, (x) all obligations including reimbursement obligations of such Person in respect of letters of credit, fidelity bonds, surety bonds, performance bonds and bankers’ acceptances, (xi) obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, (xii) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such Indebtedness or guarantee and (xiii) any other obligation that in accordance with applicable accounting methods is required to be reflected as debt on the balance sheet of such Person. The Indebtedness of any Person will include the Indebtedness of any partnership in which such

Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.
     “Indemnified Party” has the meaning given in Section 9.4.
     “Indemnifier” has the meaning giving in Section 9.4.
     “Independent Accounting Firm” has the meaning given in Section 3.2(e).
     “Inmobiliaria Corcel” means Inmobiliaria Corcel, S.A. de C.V., a wholly owned Subsidiary of Desc Automotriz.
     “Inmobiliaria Unik” has the meaning given in the introductory paragraph.
     “Intellectual Property” means all patents, copyrights, registered and unregistered trade-marks, service marks, trade-names, logos, commercial symbols, industrial designs and circuit topographies (including applications for all of the foregoing and renewals, divisions, extensions and reissues, where applicable, relating thereto), inventions, licenses, trade secrets, patterns, drawings, computer software, formulae, technical information, research data, designs, know how, and all other intellectual property owned by, licensed to, held by or the subject matter of which is used by Spicer or the JV Subsidiaries.
     “Inter-Company Debt” has the meaning given in Section 7.8(b).
     “Interest Rate” means the London Interbank Offered Rate (LIBOR) offered for three-month deposits in US dollars, as such rate appears on the relevant page of the Bloomberg Money Market Rates Services (or such other page as may replace such page on such service for the purpose of displaying London Interbank Offered Rates of major banks for US dollar deposits), at or about 11 a.m. (London time) two (2) Business Days prior to the date of payment, plus 350 basis points.
     “IT Agreement” means the Information Technology Transitional Services Agreement to be entered into at or prior to Closing by and among Desc Corporativo, AMSA, Cardanes, Direcspicer, Etrac, ENCO, Forjas, Spicer Servicios, Corporación Inmobiliaria and Dana Mexico, for the continuance on a temporary basis of certain IT Transitional Services (as such term shall be defined in the IT Agreement), substantially in the form attached as Exhibit C.
     “JV Agreement” has the meaning given in Recital A hereof.
     “JV Subsidiaries” has the meaning given in Recital E hereof.
     “Laws” means all statutes, laws, by-laws, rules, regulations, requirements, orders, ordinances, protocols, codes, guidelines, tax treaties, policies, notices, directions and judgments or other requirements or standards of any Governmental Authority having the force of law.
     “License” means any license, permit, approval, right, privilege, concession or franchise issued, granted, conferred or otherwise created by a Governmental Authority under Applicable Law.

     “Loss” or “Losses” means any and all damages and losses (daños y perjuicios), liability, cost, out-of-pocket expense, charge, fine, penalty or assessment actually suffered or incurred resulting from or arising out of any Claim, including the reasonable costs and out-of-pocket expenses of any action, suit, proceeding, demand, assessment, judgment, settlement or compromise relating thereto and all interest, fines and penalties incurred and reasonable legal fees and out-of-pocket expenses incurred in connection therewith, but excluding specifically any indirect, punitive, consequential or special damages; provided, however, that (a) with respect to the Autoprecisa Land, “Losses” shall not include any amounts incurred in connection with (i) any environmental remediation of the Autoprecisa Land, (ii) any failure to comply with any Environmental Law, including but not limited to any claim for failing to handle, transport, store, treat or dispose of any Hazardous Substances or (iii) any Environmental Approval; and (b) with respect to product warranty Claims only of Spicer or the JV Subsidiaries, “Losses” means only those amounts in excess of those set out opposite the name of Spicer and each of the JV Subsidiaries on Schedule 1.1 .
     “Management Services Agreements” means (i) the management services agreement between Villa Industrial and Direcspicer, dated as of December 31, 2002 (together with its amendments), (ii) the management services agreement between Desc Corporativo and Direcspicer dated as of January 1, 2004 (together with its amendments), (iii) the management services agreement between Corporativo Uniko, S.A. de C.V. and Direcspicer, dated as of September 30, 2004 (together with its amendments), (iv) the management services agreement between TF Victor and Direcspicer, dated as of December 31, 2002 (together with its amendments), (v) the management services agreement between Tremec and Direcspicer, dated as of December 31, 2002 (together with its amendments), (vi) the management services agreement between TTC and Direcspicer, dated as of January 1, 2005 (together with its amendments), (vii) the management services agreement between TTSP and Direcspicer dated as of December 31, 2002 (together with its amendments) and (viii) the management services agreement between Direcspicer and Spicer, dated as of December 31, 2002 (together with its amendments).
     “Mexican Pesos” and “MX$” means the lawful currency of the United Mexican States.
     “Mexico” means the United Mexican States.
     “New Claims” has the meaning given in Section 10.9(e).
     “NIFs” means the Financial Reporting Standards (Normas de Información Financiera) for Mexico, as issued by the Mexican Board for Research and Development of NIFs (Consejo Mexicano para la Investigación y Desarrollo de Normas de Información Financiera, A.C.).
     “Notice” has the meaning given in Section 10.4.
     “Ordinary Course of Business” when used in relation to the conduct of business means any transaction which constitutes an ordinary day-to-day business activity of the applicable Company consistent with such Company’s past practices.
     “Parties” means the Desc Parties together with the Dana Parties.
     “Pension Funds” has the meaning given in Section 7.19.

     “Permitted Encumbrances” means (i) Encumbrances for Taxes, assessments or other similar governmental charges that are not yet due or that are being contested in good faith by appropriate proceedings and that are fully and properly reserved for in the balance sheet of the applicable Company, (ii) any warehouse liens and other similar Encumbrances arising or incurred in the Ordinary Course of Business in respect of obligations that are not overdue or, if overdue, are being contested in good faith and are fully and properly reserved for in the balance sheet of the applicable Company, and (iii) Encumbrances affecting the Real Properties arising from easements, easement agreements, rights-of-way, restrictions or minor title defects (whether or not recorded) that arise in the Ordinary Course of Business and that do not detract materially from the value of the property subject thereto or materially impair the use of the property subject thereto.
     “Person” means any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, or any similar entity by whatever name known, Governmental Authority, and a natural person in such person’s capacity as trustee, executor, administrator or other legal representative.
     “Petition Date” has the meaning given in Recital Q hereof.
     “Phase One Study” has the meaning given in Section 7.16(f)(i).
     “Phase Two Study” has the meaning given in Section 7.16(f)(i).
     “PPA Determination Time” means the close of business on June 30, 2006.
     “Pre-petition Payment Adjustment” means an adjustment to take into account the payment of any of the pre-petition claims set out in Schedule 8.2(e) after June 30, 2006.
     “Projected AMSA ANWC” means the amount set forth on and calculated in accordance with Exhibit A.
     “Projected Desc Target ANWC” means the amount set forth on and calculated in accordance with Exhibit A.
     “Projected Remaining Dana Target ANWC” means the amount set forth on and calculated in accordance with Exhibit A.
     “Proposed Purchaser” has the meaning given in Section 7.15(a).
     “Purchased Shares” means together the Dana JV Shares and the Dana Target Shares.
     “Real Properties” means any real property currently or formerly owned or leased by Spicer or the JV Subsidiaries.
     “Receipt and Release Letter” means a receipt and release letter substantially in the form of Exhibit D.
     “Receivables Consideration” has the meaning given in Section 7.8(b).

     “Recipient” has the meaning given in Section 7.11(a).
     “Release Agreement” means the release agreement to be executed and delivered at the Closing by the Dana Parties, certain Affiliates of the Dana Parties, the Desc Parties, certain Affiliates of the Desc Parties, the Dana Targets and the Desc Targets, substantially in the form attached as Exhibit E.
     “Remedial Action” has the meaning given in Section 7.16(f)(i).
     “Remedial Order” means any administrative directive or request issued by any Governmental Authority pursuant to any Environmental Laws.
     “Revised Exhibit T” has the meaning given in Section 3.2(b).
     “Revised Exhibit U” has the meaning given in Section 3.2(c).
     “Securities Agreements” has the meaning given in Section 7.7(b).
     “Shareholder” means any Person who owns or holds a share or shares in any Company.
     “Shareholders Meeting” means, with respect to any Company, a meeting of the Shareholders of that Company in accordance with the requirements of, and for the purposes provided in, the by-laws of that Company and Applicable Law.
     “Software License Agreement” means the Software License Agreement to be entered into at or prior to Closing by and among TF Victor, Tremec and Dana for the licensing of certain software, substantially in the form attached as Exhibit F.
     “Spicer” has the meaning given in the introductory paragraph.
     “Spicer and JV Subsidiaries Resolutions” has the meaning giving in Section 7.9.
     “Spicer Servicios” has the meaning given in Recital E hereof.
     “Spicer Servicios Shares” has the meaning given in Recital N hereof.
     “Subsidiary” or “Subsidiaries” means, with respect to any Person, any Affiliate of such Person directly or indirectly under the Control of such Person.
     “Tax Returns” includes all returns, reports, declarations, elections, notices, filings, information returns and statements filed or required to be filed in respect of Taxes or in respect of or pursuant to any domestic or foreign federal, state, local, municipal, territorial or other taxing statute.
     “Taxes” includes all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority under Applicable Law, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including those levied on, or measured by, or referred to as income, value added tax, profits, single business, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, employer health, payroll, employment, unemployment, social security (or similar) taxes, all surtaxes, all customs duties and import and export taxes, all license, franchise and registration fees; for the avoidance of doubt, the term “Taxes” shall include each and all of the concepts referred to in articles 2, 3 and 4 of the Mexican Tax Code (Código Fiscal de la Federación).
     “Termination, Release and Joinder Agreement to the License and Technical Assistance Agreement” means the agreement, substantially in the form attached as Exhibit W, pursuant to which Dana Mexico shall assume, and Spicer shall be released from, any and all rights and obligations of Spicer under the License and Technical Assistance Agreement by and among Dana, Spicer, Cardanes, ENCO and Etrac dated as of December 18, 2003.
     “TF Victor” has the meaning given in Recital E hereof.
     “TF Victor Facility” has the meaning given in Section 7.4(b).
     “TF Victor Trademark Agreement” means the Trademark Assignment Agreement to be entered into at or prior to Closing by and between Dana and TF Victor for the assignment of the rights of the trademarks 136,890 and 203.451 for the “TF VICTOR” and “V and design” trademarks to TF Victor, substantially in the form attached as Exhibit I.
     “Third Party” means any Person other than the Dana Parties, the Desc Parties or any of their respective Affiliates.
     “Third Party Claim” has the meaning given in Section 9.4.
     “Third Party Consents” means any consents, approvals, orders and authorizations of any Party (or registrations, declarations, filings or recordings with any such Parties) required to be obtained by it prior to Closing in connection with the completion of the Transactions and the execution, delivery and performance of this Agreement and the Ancillary Agreements, including the actions to be performed in accordance with Section 2.1.
     “Third Party Debt” has the meaning given in Section 7.6(a).
     “Tlaxcala Assets” has the meaning given in Section 7.15(a).
     “Tlaxcala Facility” has the meaning given in Section 7.15(a).
     “Tlaxcala Transaction” has the meaning given in Section 7.15(a).
     “Transaction Documents” means this Agreement, the Ancillary Agreements and the Contracts listed in Schedule 7.22(a) and Schedule 7.22(b).
     “Transactions” means each of the transactions contemplated by this Agreement and the Ancillary Agreements and all of them collectively.
     “Tremec” has the meaning given in Recital E hereof.

     “Tremec Remediation” has the meaning given in Section 7.16(b).
     “Tremec Remediation Plan” has the meaning given in Section 7.16(b).
     “TSA Agreement” means the Transitional Services Agreement to be entered into at or prior to Closing by and among Desc Corporativo, AMSA, Cardanes, ENCO and Forjas, for the continuance on a temporary basis of certain Transitional Services (as such term shall be defined in the TSA Agreement), substantially in the form attached as Exhibit J.
     “TTC” has the meaning given in Recital E hereof.
     “TTSP” has the meaning given in Recital E hereof.
     “TTSP Facility” has the meaning given in Section 7.4(a).
     “US$” and “US dollar” means the lawful currency of the United States of America.
     “Villa Industrial” has the meaning given in Recital E hereof.
     “Water Rights Assignment Agreements” has the meaning given in Section 7.5.
Section 1.2 Rules of Construction.
     Unless the context otherwise requires, as used in this Agreement:
     (i) any term defined in Section 1.1 will have the meaning ascribed to it in Section 1.1;
     (ii) any accounting term not otherwise defined herein will have the meaning ascribed to it under NIFs;
     (iii) “or” is not exclusive, and “including” means “including without limitation”;
     (iv) words in the singular include the plural and vice versa, and words applicable to one gender apply to each gender;
     (v) “hereof,” “herein,” “hereby,” “hereto,” and any derivative or similar words refer to this entire Agreement, including the attached Exhibits and Schedules;
     (vi) “Article,” “Section,” “Subsection,” “Exhibit” or “Schedule” refer to the specified Article, Section, Subsection, Exhibit or Schedule of or to this Agreement;
     (vii) “pursuant to,” “as described in” and “subject to the terms of,” when used with reference to a particular Section of this Agreement, or words of similar import, shall refer both to such Section and any Exhibit or Schedule referred to therein;
     (viii) a reference to any constitution, statute or legal code includes all regulations, protocols, norms, executive orders, rules and ordinances issued or otherwise having the force of law under that constitution, statute or legal code unless, in any such case, otherwise expressly provided in any such statute or legal code or in this Agreement; a reference to a particular section, paragraph or other part of a particular constitute, statute or legal code shall be deemed to be a reference to any other part of a particular section, paragraph or other part substituted therefore from time to time;
     (ix) a reference to any Person includes that Person’s successors and permitted assigns under this Agreement;
     (x) “days” or a period of “days” shall mean “Business Days,” unless calendar days are expressly specified, and
     (xi) the Exhibits and Schedules referred to in this Agreement are incorporated herein by reference.
Section 1.3 Accounting Principles.
     The preparation of any Financial Statements to be delivered under this Agreement shall be done in accordance with NIFs, consistent with the historical methods, procedures, assumptions, adjustment and the past policies and practices of each of Spicer and the JV Subsidiaries in the Ordinary Course of Business.
Section 1.4 Governing Law.
     THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF MEXICO.
ARTICLE II
PURCHASE AND SALE
Section 2.1 Purchase and Sale of Dana JV Shares and Dana Target Shares.
     (a) Purchase of the Dana JV Shares by Desc Automotriz. Dana shall sell to Desc Automotriz (or its nominee(s)), and Desc Automotriz (or its nominee(s)) shall purchase from Dana, all of the Dana JV Shares for the purchase price specified in Section 3.1(a), which shall be payable as provided in Section 2.3(b)(iii). The Dana JV Shares shall be sold free and clear of all Encumbrances.
     (b) Purchase of the Dana Target Shares by Dana Mexico. Except for the 1 Series B Share of Spicer Servicios held by Direcspicer that will remain with Direcspicer, Spicer, Desc Automotriz and Inmobiliaria Unik shall sell to Dana Mexico (or its nominee(s)), and Dana Mexico (or its nominee(s)) shall purchase from Spicer, Desc Automotriz and Inmobiliaria Unik, all of the Dana Target Shares for the purchase price specified in Section 3.1(b), which shall be payable as provided in Section 2.3(b)(v). The Dana Target Shares shall be sold free and clear of all Encumbrances.

Section 2.2 Dana Account.
     Pursuant to Article III and Section 7.7(a)(ii), Spicer shall be reimbursed by the Dana Parties for 100% of the amount expended as of the Closing Date (as documented by evidence reasonably satisfactory to Dana, with the understanding that any amounts set forth in Schedule 2.2-A shall be deemed satisfactory to Dana), which amount shall not exceed US$7,000,000 (Seven million US dollars), by certain Dana Targets with funds provided by Spicer, in connection with certain expenses related to the activities listed on Schedule 2.2-A and the preparation and execution of certain new projects listed in Schedule 2.2-B to be performed by Dana through the Dana Targets after Closing (the “Dana Account”).
Section 2.3 Closing.
     (a) Date and Location. The Closing shall be held at the Mexico City offices of Basham, Ringe & Correa located at Paseo de los Tamarindos #400 A Piso 9, Col. Bosques de las Lomas, at 10:00 a.m. on July 6, 2006 or at such other time, place and date as the Parties may agree in writing (the “Closing Date”); provided that all of the conditions set forth in Article VIII have been satisfied or (to the extent permitted by Applicable Laws) waived. All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered; provided, however, that the transfer of certain Real Properties and the assignment of certain water rights, in each case among the JV Subsidiaries and certain Persons, shall take place prior to Closing pursuant to the terms set forth in Section 7.4 and Section 7.5, respectively.
     (b) Closing Deliveries and Actions. At the Closing:
     (i) Dana shall deliver to Desc Automotriz: (x) the share certificates representing the Dana JV Shares duly endorsed in ownership (endoso en propiedad) in favor of Desc Automotriz (or its nominee(s)); and (y) a notarized copy of the power of attorney for acts of ownership (actos de dominio) and negotiable instruments (títulos de crédito) of the representative of Dana endorsing the share certificates representing the Dana JV Shares.
     (ii) Spicer, Desc Automotriz and Inmobiliaria Unik shall deliver to Dana Mexico: (x) the share certificates representing the Dana Target Shares duly endorsed in ownership (endoso en propiedad) in favor of Dana Mexico (or its nominee(s)), except with respect to the 1 Series B Share of Spicer Servicios held by Direcspicer; and (y) a notarized copy of the power of attorney for acts of ownership (actos de dominio) and negotiable instruments (títulos de crédito) of the representatives of each of Spicer, Desc Automotriz and Inmobiliaria Unik endorsing the share certificates representing the Dana Target Shares.
     (iii) Desc Automotriz shall deliver to Dana the promissory note in the form attached hereto as Exhibit K (the “Desc Automotriz Promissory Note”) as payment of the Base Dana JV Share Purchase Price.
     (iv) Dana shall transfer the Desc Automotriz Promissory Note to Dana Mexico duly endorsed (endoso en propiedad) to Dana Mexico.

     (v) Dana Mexico shall deliver to Spicer the Desc Automotriz Promissory Note duly endorsed (endoso en propiedad), as payment in kind of the Base Dana Target Shares Purchase Price.
     (vi) Spicer shall deliver to Dana Mexico the shareholder registry book and other Books and Records of each of the Dana Targets in the possession of the Desc Parties.
     (c) Acknowledgments Regarding any Postponement of Closing. The Parties acknowledge and agree that in the event that the Closing Date does not occur on or prior to July 7, 2006, (i) Desc Automotriz and Dana shall negotiate in good faith appropriate changes to (A) Exhibit A to reflect projected levels of Adjusted Net Working Capital as of the Closing Date and (B) Exhibit T and Exhibit U to reflect the amount due as of the Closing Date for each line item on such Exhibits, and (ii) notwithstanding the provisions of Section 3.2(b) and Section 3.2(c), each of the Desc Closing Balance Sheet, the amounts set forth in the Desc Closing Adjustment Statement, the amounts set out in Revised Exhibit T, the Dana Closing Balance Sheet, the Dana Closing Adjustment Statement and the amounts set out in Revised Exhibit U shall be determined as of the Closing Date.
Section 2.4 Acknowledgements. The Parties acknowledge the following:
     (a) all of the actions and payments to be made at Closing are part of the Transactions as a whole;
     (b) Spicer shall (i) receive all of the proceeds of each of the Cardanes Dividend and the ENCO Dividend in a total amount of US$19,500,000.00 (Nineteen million five hundred thousand US dollars) to be funded through the Hybrid Loans pursuant to the terms of Section 7.7(b) and (ii) loan US$1,000,000 (One million US Dollars) of such proceeds to Corporación Inmobiliaria for purposes of the purchase by Corporación Inmobiliaria of the Cedei Facility as described in Section 7.4(f); and
     (c) Dana Mexico is 100% owned, directly or indirectly, by Dana and, following the Closing, Spicer will be 100% owned, directly or indirectly, by Desc Automotriz.
Section 2.5 Transfer of Title of Purchased Shares.
     For purposes of Article 2249 of the Mexican Federal Civil Code, the Parties hereto acknowledge and agree that the transfer of title (dominio) to the Dana JV Shares and the Dana Target Shares is subject to the consummation of the Closing and the payment, in the manner described in Section 2.3(b), of the Base Dana JV Share Purchase Price and the Base Dana Target Shares Purchase Price, and that title to the Dana JV Shares and the Dana Target Shares will be transferred by Dana to Desc Automotriz (or its nominee(s)), and by Spicer, Desc Automotriz and Inmobiliaria Unik to Dana Mexico (or its nominee(s)), respectively, exactly at the time of the Closing and in no event before the Closing. If the Closing does not occur, (i) the title to the Dana JV Shares shall not be deemed to be transferred by Dana to Desc Automotriz (or its nominee(s)), and (ii) the title to the Dana Target Shares shall not be deemed to be transferred by Spicer, Desc Automotriz and Inmobiliaria Unik to Dana Mexico (or its nominee(s)), notwithstanding that the Parties may have reached an agreement before Closing with respect to the Purchased Shares, the Base Dana JV Share Purchase Price and the Base Dana Target Shares Purchase Price.
ARTICLE III
PURCHASE PRICE
Section 3.1 Purchase Price.
     (a) Dana JV Share Purchase Price. Subject to adjustment pursuant to Section 3.2, the purchase price for the Dana JV Shares shall be US$166,010,000 (One hundred and sixty-six million ten thousand US dollars) (the “Base Dana JV Share Purchase Price”). Such Base Dana JV Share Purchase Price shall be payable pursuant to the terms of Section 2.3(b)(iii).
     (b) Dana Target Shares Purchase Price. Subject to adjustment pursuant to Section 3.2, the purchase price for the Dana Target Shares shall be US$166,010,000 (One hundred and sixty-six million ten thousand US dollars) (the “Base Dana Target Share Purchase Price”), allocated among the Dana Targets as follows:
     (i) the purchase price for the AMSA Shares shall be US$9,000 (nine thousand US dollars);
     (ii) the purchase price for the Cardanes Shares shall be US$22,540,000 (Twenty-two million five hundred and forty thousand US dollars);
     (iii) the purchase price for the Direcspicer Shares shall be US$1,000 (one thousand US dollars);
     (iv) the purchase price for the ENCO Shares shall be US$20,800,000 (Twenty million eight hundred thousand US dollars);
     (v) the purchase price for the Etrac Shares shall be US$350,000 (Three hundred and fifty thousand US dollars);
     (vi) the purchase price for the Forjas Shares shall be US$15,960,000 (Fifteen million nine hundred and sixty thousand US dollars);
     (vii) the purchase price for the Spicer Servicios Shares shall be US$1,000 (one thousand US dollars); and
     (viii) the purchase price for the Corporación Inmobiliaria Shares shall be US$106,349,000 (One hundred and six million three hundred and forty-nine thousand US dollars).
     The Base Dana Target Share Purchase Price shall be payable pursuant to Section 2.3(b)(v).

Section 3.2 Purchase Price Adjustment.
     (a) On the Closing Date, the Parties shall:
     (i) first, determine (A) the total Cash of Spicer and the JV Subsidiaries other than AMSA (which shall not include US$18,500,000 of the Cash associated with the Hybrid Loan Dividends) as of the PPA Determination Time with a Pre-petition Payment Adjustment (the “Estimated Spicer Cash”), which determination shall be made on the basis of the Books and Records of Spicer and the JV Subsidiaries other than AMSA, and (B) the total Cash of AMSA (which shall not include US$18,500,000 of the Cash associated with the Hybrid Loan Dividends) as of the PPA Determination Time with a Pre-petition Payment Adjustment (the “Estimated AMSA Cash”), which determination shall be made on the basis of the Books and Records of AMSA;
     (ii) second, determine the amount equal to the sum of (A) 67.131% of the Estimated AMSA Cash and (B) 51.197% of the Estimated Spicer Cash (such sum, the “Estimated Desc Cash”);
     (iii) third, determine the amount equal to the sum of (A) 32.869% of the Estimated AMSA Cash and (B) 48.803% of the Estimated Spicer Cash (such sum, the “Estimated Dana Cash”);
     (iv) fourth, take all action necessary to cause (A) the Estimated Desc Cash to be decreased by the sum of all amounts set out in Exhibit T (“Estimated Exhibit T”) as provided in Section 7.7(a)(i) and (B) the Estimated Dana Cash to be decreased by the sum of all amounts set out in Exhibit U (“Estimated Exhibit U”) as provided in Section 7.7(a)(ii);
     (v) fifth, cause (A) the Estimated Desc Cash to be increased by the sum of any payments received by the Desc Targets pursuant to Section 7.7(a)(ii) and (B) the Estimated Dana Cash to be increased by the sum of any payments received by Dana Targets pursuant to Section 7.7(a)(i);
     (vi) sixth, calculate (A) the Estimated Desc Cash, as adjusted pursuant to clauses (iv) and (v) above is referred to herein as the “Estimated Desc Sum”, and (B) the Estimated Dana Cash, as adjusted pursuant to clauses (iv) and (v) above is referred to herein as the “Estimated Dana Sum”;
     (vii) seventh, if the Estimated Desc Sum is less than the total cash on the Books and Records of the Desc Targets after accounting for the payments made and received pursuant to Section 7.7(a), then Spicer shall cause the difference to be contributed to the Dana Targets in such proportions as Dana, in its sole discretion, shall determine (such payment, if any, the “Desc Adjustment Payment”);
     (viii) eighth, to the extent the Desc Targets do not have sufficient funds to make the Desc Adjustment Payment, Desc Automotriz shall pay to Dana (or its designee(s)), in cash by wire transfer of immediately available funds to an account designated in writing by Dana;

     (ix) ninth, if the Estimated Dana Sum is less than the total cash on the Books and Records of the Dana Targets (including AMSA) after accounting for the payments made and received pursuant to Section 7.7(a), then Spicer shall cause the difference to be contributed to the Desc Targets in such proportions as Desc Automotriz, in its sole discretion, shall determine (such payment, if any, the “Dana Adjustment Payment”); and
     (x) tenth, to the extent the Dana Targets do not have sufficient funds to make the Dana Adjustment Payment, Dana or Dana Mexico shall pay to Desc Automotriz (or its designee(s)), in cash by wire transfer of immediately available funds to an account designated in writing by Desc Automotriz.
     (b) Within thirty (30) calendar days after the Closing Date, Desc Automotriz shall prepare and deliver to Dana (i) an unaudited consolidated balance sheet of the Desc Targets and unaudited unconsolidated balance sheets of each of the Desc Targets, in each case as of the PPA Determination Time with a Pre-petition Payment Adjustment (the “Desc Closing Balance Sheets”), (ii) a statement (the “Desc Closing Adjustment Statement” and together with the Desc Closing Balance Sheets, the “Desc Closing Financial Statements”) setting forth (A) the Adjusted Net Working Capital of the Desc Targets as of the PPA Determination Time with a Pre-petition Payment Adjustment (the “Actual Desc Target ANWC”) and (B) the total Cash of the Desc Targets as of the PPA Determination Time with a Pre-petition Payment Adjustment and before the payments required by Section 7.7(a) (which shall not include US$18,500,000 of the Cash associated with the Hybrid Loan Dividends) (the “Actual Desc Cash”), and (iii) an updated Exhibit T with the actual amounts due as of June 30, 2006 in respect of each of the line items set out in Exhibit T (the “Revised Exhibit T”), the amounts in clauses (i) and (ii) above to be derived from the Desc Closing Financial Statements. The Desc Closing Financial Statements and the Dana Closing Financial Statements shall be prepared in accordance with NIFs (consistently applied) and the definition of Adjusted Net Working Capital and Cash and if there is an inconsistency between NIFs and such definitions, the terms set forth in such definitions shall control.
     (c) Within thirty (30) calendar days after the Closing Date, Dana shall prepare and deliver to Desc Automotriz (i) an unaudited consolidated balance sheet of the Dana Targets and unaudited unconsolidated balance sheets of each of the Dana Targets, in each case as of the PPA Determination Time with a Pre-petition Payment Adjustment (the “Dana Closing Balance Sheets”), (ii) a statement (the “Dana Closing Adjustment Statement” and together with the Dana Closing Balance Sheets, the “Dana Closing Financial Statements”) setting forth (A) the Adjusted Net Working Capital of AMSA as of the PPA Determination Time with a Pre-petition Payment Adjustment, as derived from the unaudited consolidated balance sheet of the Dana Targets (i.e., taking into account the effects of consolidation of AMSA with the other Dana Targets) (the “Actual AMSA ANWC”), (B) the Adjusted Net Working Capital of the Dana Targets other than AMSA as of the PPA Determination Time with a Pre-petition Payment Adjustment (the “Actual Remaining Dana Target ANWC”), (C) the total Cash of the Dana Targets other than AMSA as of the PPA Determination Time with a Pre-petition Payment Adjustment and before the payments required by Section 7.7(a) (which shall not include US$18,500,000 of the Cash associated with the Hybrid Loan Dividends) (the “Actual Remaining Dana Cash,” and together with the Actual Desc Cash, the “Actual Spicer Cash”), and (D) the total Cash on the books and records of AMSA as of the PPA Determination Time with a Pre-petition Payment Adjustment and before the payments required by Section 7.7(a) (which shall not include US$18,500,000 of the Cash associated with the Hybrid Loan Dividends) (the “Actual AMSA Cash”) and (iii) an updated Exhibit U with the actual amounts due as of June 30, 2006 in respect of each of the line items set out in Exhibit U (the “Revised Exhibit U”), the amounts in clauses (i) and (ii) above to be derived from the Dana Closing Financial Statements. The Dana Closing Financial Statements shall be prepared in accordance with NIFs (consistently applied) and the definition of Adjusted Net Working Capital and Cash and if there is an inconsistency between NIFs and such definitions, the terms set forth in such definitions shall control.
     (d) In the event that neither Desc Automotriz nor Dana (i) has any objections to the Desc Closing Financial Statements or the Dana Closing Financial Statements, as the case may be, and does not deliver a Dispute Notice to the other Party or (ii) otherwise does not deliver a Dispute Notice to the other Party within the time period required by the immediately following sentence, then, on the date that is twenty-one (21) calendar days following the later of the date on which the Desc Closing Financial Statements were delivered and the date on which the Dana Closing Financial Statements were delivered, the Desc Closing Financial Statements and the Dana Closing Financial Statements, including the calculations of Actual Desc Target ANWC, Actual AMSA ANWC, Actual Remaining Dana Target ANWC, the Actual Desc Cash, Actual AMSA Cash and Actual Remaining Dana Cash set forth therein, shall be deemed to be and shall become final, binding and conclusive on the Parties. In the event that Dana disputes the Actual Desc Target ANWC or Actual Desc Cash, as set forth in the Desc Closing Financial Statements, and/or Desc Automotriz disputes the Actual AMSA ANWC, Actual Dana Remaining ANWC, Actual AMSA Cash or Actual Dana Remaining Cash, as set forth in the Dana Closing Financial Statements, Dana and/or Desc Automotriz, as the case may be, shall, within twenty (20) calendar days following the later of the date on which the Desc Closing Financial Statements were delivered and the date on which the Dana Closing Financial Statements are delivered, prepare and deliver to the other Party a written notice of dispute (the “Dispute Notice”), which Dispute Notice shall (i) specifically identify, and provide a reasonably detailed explanation of the basis upon which Dana and/or Desc Automotriz, as the case may be, has delivered such Dispute Notice, including, without limitation, the applicable provisions of this Agreement on which the dispute set forth in such Dispute Notice is based, and (ii) set forth the Actual Desc Target ANWC, Actual AMSA ANWC, Actual Dana Remaining Target ANWC, Actual Desc Cash, Actual AMSA Cash and Actual Remaining Dana Cash that Dana and/or Desc Automotriz, as the case may be, believes existed immediately prior to the Closing, together with such documents and information that it has utilized in connection with making such determinations and calculations.
     (e) In the event Dana and/or Desc Automotriz, as the case may be, timely delivers a Dispute Notice to the other Party in accordance with the terms hereof, Dana and Desc Automotriz shall attempt to reconcile their differences, and any resolution by them as to any such disputes shall be final, binding and conclusive on the Parties. If Dana and Desc Automotriz are unable to resolve any such dispute within fifteen (15) calendar days of either Party’s receipt of a Dispute Notice, Dana and Desc Automotriz shall submit the items remaining in dispute or the nature of the dispute for resolution to KPMG International or, in the event that KPMG International should be unwilling or unable to act and so notifies the Parties, such firm of accountants as Dana and Desc Automotriz may jointly agree to instruct or, in default of agreement as to such appointment within ten (10) Business Days after the notice from KPMG International, such independent accountant as may be appointed by the President for the time being of the Mexican Board for Research and Development of NIFs (Consejo Mexicano para la Investigación y Desarrollo de Normas de Información Financiera, A.C.), on the application of either Dana or Desc Automotriz (the Person appointed in any of the foregoing ways, the “Independent Accounting Firm”). Promptly, but no later than five (5) Business Days after a dispute is submitted to the Independent Accounting Firm, Dana and Desc Automotriz shall each submit to such Independent Accounting Firm (and the other Party) all documentary materials and analyses that it believes to be relevant to a resolution of the dispute set forth in the Dispute Notice. The Independent Accounting Firm shall, within forty (40) calendar days after receipt of all such submissions by Dana and Desc Automotriz, determine and deliver to Dana and Desc Automotriz a written report (the “Final Report”) containing such Independent Accounting Firm’s determination of the disputed matters that were so submitted to it (and only such matters), and the determinations of the Independent Accounting Firm that are contained therein shall be final, binding and conclusive on the Parties. The fees and disbursements of the Independent Accounting Firm shall be borne equally by Desc Automotriz and Dana.
     (f) On or prior to the date that is three (3) Business Days following the Determination Date, the Parties shall:
     (i) first, (A) calculate the amount by which the Actual Desc Target ANWC is greater than the Projected Desc Target ANWC, which amount shall be zero if the Actual Desc Target ANWC is less than or equal to the Projected Desc Target ANWC (any such amount, an “Actual Desc Target ANWC Surplus”), or (B) calculate the amount by which the Actual Desc Target ANWC is less than the Projected Desc Target ANWC, which amount shall be zero if the Actual Desc Target ANWC is greater than or equal to the Projected Desc Target ANWC (any such amount, an “Actual Desc Target ANWC Deficit”);
     (ii) second, (A) calculate the amount by which the Actual AMSA ANWC is greater than the Projected AMSA ANWC, which amount shall be zero if the Actual AMSA ANWC is less than or equal to the Projected AMSA ANWC (any such amount, an “Actual AMSA ANWC Surplus”), or (B) calculate the amount by which the Actual AMSA ANWC is less than the Projected AMSA ANWC, which amount shall be zero if the Actual AMSA ANWC is greater than or equal to the Projected AMSA ANWC (any such amount, an “Actual AMSA ANWC Deficit”);
     (iii) third, (A) calculate the amount by which the Actual Remaining Dana Target ANWC is greater than the Projected Remaining Dana Target ANWC, which amount shall be zero if the Actual Remaining Dana Target ANWC is less than or equal to the Projected Remaining Dana Target ANWC (any such amount, an “Actual Remaining Dana Target ANWC Surplus”), or (B) calculate the amount by which the Actual Remaining Dana Target ANWC is less than the Projected Remaining Dana Target ANWC, which amount shall be zero if the Actual Remaining Dana Target ANWC is greater than or equal to the Projected Remaining Dana Target ANWC (any such amount, an “Actual Remaining Dana Target ANWC Deficit”);

     (iv) fourth, calculate the amount (such amount, the “Actual ANWC Adjustment Amount”) equal to:
     (A) 48.803% of the Actual Desc Target ANWC Surplus,
     minus
     (B) 48.803% of the Actual Desc Target ANWC Deficit,
     minus
     (C) 67.131% of the Actual AMSA ANWC Surplus,
     plus
     (D) 67.131% of the Actual AMSA ANWC Deficit,
     minus
     (E) 51.197% of the Actual Remaining Dana Target ANWC Surplus,
     plus
     (F) 51.197% of the Actual Remaining Dana Target ANWC Deficit;
     (v) fifth, if the Actual ANWC Adjustment Amount (A) is positive and (B) exceeds the amount equal to 0.15 multiplied by the Average ANWC Amount, which amount shall be equal to US$6,238,575 if the Closing occurs on or prior to July 7, 2006, (the amount of such excess only, the “Desc ANWC Excess”), then Desc Automotriz shall be required to pay to Dana (or its designee(s)), in cash by wire transfer of immediately available funds to an account designated in writing by Dana, the Desc ANWC Excess;
     (vi) sixth, if (A) the Actual ANWC Adjustment Amount is negative and (B) the absolute value of the Actual ANWC exceeds the amount equal to 0.15 multiplied by the Average ANWC Amount, which amount shall be equal to US$6,238,575 if the Closing occurs on or prior to July 7, 2006, (the amount of such excess only, the “Dana ANWC Excess”), then Dana Mexico shall be required to pay to Desc Automotriz (or its designee(s)), in cash by wire transfer of immediately available funds to an account designated in writing by Desc Automotriz, the Dana ANWC Excess;
     (vii) seventh, (1) determine the amount equal to the sum of (A) 67.131% of the Actual AMSA Cash and (B) 51.197% of the Actual Spicer Cash; (2) subtract from that sum an amount equal to the aggregate amount of actual payments or adjustments set out in Revised Exhibit T; and (3) add any actual payments received by the Desc Targets pursuant to the payments set out Revised Exhibit U (the amount calculated pursuant to this clause (vii), the “Actual Desc Cash Target”);

     (viii) eighth, (1) determine the amount equal to the sum of (A) 32.869% of the Actual AMSA Cash and (B) 48.803% of the Actual Spicer Cash; (2) subtract from that sum an amount equal to the aggregate amount of actual payments set out in Revised Exhibit U; and (3) add any actual payments received by the Dana Targets pursuant to the payments set out in Revised Exhibit T (the amount calculated pursuant to this clause (viii), the “Actual Dana Cash Target”);
     (ix) ninth, (1) determine from the Desc Closing Financial Statements the amount equal to the Actual Desc Cash; (2) subtract from that sum an amount equal to the aggregate amount set out in Estimated Exhibit T; (3) add any actual payments received by Desc Targets pursuant to the payments set out in Estimated Exhibit U; (4) add the Dana Adjustment Payment, if any; and (5) subtract the Desc Adjustment Payment, if any (the amount calculated pursuant to this clause (ix), the “Actual Desc Sum”);
     (x) tenth, (1) determine the amount equal to the sum of (A) the Actual Remaining Dana Cash (as specified in the Dana Closing Financial Statements) and (B) the Actual AMSA Cash (as specified in the Dana Closing Financial Statements); (2) subtract from that sum an amount equal to the aggregate amount of actual payments set out in Estimated Exhibit U; (3) add any actual payments received by Dana Targets pursuant to the payments set out in Estimated Exhibit T; (4) add the Desc Adjustment Payment, if any; and (5) subtract the Dana Adjustment Payment, if any (the amount calculated pursuant to this clause (x), the “Actual Dana Sum”);
     (xi) eleventh, calculate the amount by which the Actual Desc Sum is greater than the Actual Desc Cash Target, which amount shall be zero if the Actual Desc Sum is less than or equal to the Actual Desc Cash Target (any such amount, an “Actual Desc Cash Surplus”);
     (xii) twelfth, (A) calculate the amount by which the Actual Dana Sum is greater than the Actual Dana Cash Target, which amount shall be zero if the Actual Dana Sum is less than or equal to the Actual Dana Cash Target (any such amount, an “Actual Dana Cash Surplus”);
     (xiii) thirteenth, if there is an Actual Desc Cash Surplus, then Desc Automotriz shall be required to pay to Dana (or its designee(s)), in cash by wire transfer of immediately available funds to an account designated in writing by Dana, an amount equal to such Actual Desc Target Cash Surplus;
     (xiv) fourteenth, if there is an Actual Dana Cash Surplus, then Dana Mexico shall be required to pay to Desc Automotriz (or its designee(s)), in cash by wire transfer of immediately available funds to an account designated in writing by Desc Automotriz, an amount equal to the Actual Dana Target Cash Surplus; and
     (xv) fifteenth, any amounts due pursuant to clauses (v), (vi), (xiii) and (xiv) above shall be set off against each other such that one net payment will be made by Desc Automotriz or Dana Mexico, as the case may be.

Section 3.3 Purchase Price Adjustment and Allocation.
     (a) The net amount allocated or distributed to the Desc Targets or paid by Dana or its designee(s) pursuant to the adjustments required by Section 3.2(a)(v), 3.2(a)(ix), 3.2(a)(x), 3.2(f)(vi) and/or 3.2(f)(xiv) shall be added to the Base Dana Target Share Purchase Price, and such resulting amount shall be the “Final Dana Target Share Purchase Price.” The Final Dana Target Share Purchase Price shall be allocated among the Dana Targets, as determined by Dana in its sole discretion.
     (b) The net amount allocated or distributed to the Dana Targets or paid by Desc Automotriz or its designee(s) pursuant to the adjustments required by Sections 3.2(a)(v), 3.2(a)(vii), 3.2(a)(viii), 3.2(f)(v) and/or 3.2(f)(xiii) shall be added to the Base Dana JV Share Purchase Price, and such resulting amount shall be the “Final Dana JV Share Purchase Price.”
Section 3.4 Past Due Interest.
     In the event any Party fails to pay when due any amount owed to any other Party pursuant to this Agreement, interest on such past due amount shall accrue at a per annum interest rate equal to the Interest Rate (determined as of date on which such past due amount becomes due and unpaid) from (and including) the date that such amount is due until (but excluding) the date on which such amount is actually paid.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE DANA PARTIES
     Each of the Dana Parties hereby represents and warrants to the other Parties as follows (except that the representation and warranty in Section 4.2 shall only be made by Dana):
Section 4.1 Incorporation and Registration.
     (a) Organization. Each of the Dana Parties is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
     (b) Authorization. Subject to the Bankruptcy Court Approval Order (with respect to Dana only), each of the Dana Parties has all necessary power, authority and capacity to enter into this Agreement and the Ancillary Agreements to which it is a party and to perform and carry out its covenants and obligations hereunder and thereunder. The execution and delivery by each of the Dana Parties of this Agreement and the Ancillary Agreements to which it is a party, the performance by it of its obligations hereunder and thereunder and the consummation of the Transactions have been duly and validly authorized by all necessary action on its part.
Section 4.2 Dana JV Shares.
     (a) Capitalization. The Dana JV Shares consist of 5,329,801,806 shares of common stock, without par value, which shares are outstanding, fully paid and non-assessable and constitute 48.803% of all the issued and outstanding shares and equity interests of Spicer.

     (b) Title. Dana has, and at Closing Desc Automotriz (or its designee(s)) shall acquire, good and marketable title to the Dana JV Shares free and clear of all Encumbrances and there are no restrictions on the transfer of the Dana JV Shares except those relating to the Dana JV Shares set forth in the bylaws of Spicer and the JV Agreement, which restrictions have been complied with or waived, in both cases subject to the Bankruptcy Court Approval Order.
     (c) Absence of Conflicting Rights. No Person, other than Desc Automotriz, has any oral or written agreement, option, warrant, privilege or other right capable of becoming any of the foregoing (whether legal, contractual or otherwise) for the purchase of the Dana Shares or acquisition of any right, title or interest in or to any of the Dana JV Shares.
Section 4.3 Litigation.
     Subject to receipt of the Bankruptcy Court Approval Order (with respect to Dana only), there is (i) no suit, action or claim, (ii) no investigation or inquiry by any Governmental Authority, and (iii) no legal, administrative, arbitration or other proceeding pending or, to the knowledge of each of the Dana Parties, threatened against either of the Dana Parties or any of their Affiliates which seeks to terminate or modify or which might affect their rights to enter into this Agreement or the Ancillary Agreements or consummate the Transactions.
Section 4.4 Enforceability of Obligations.
     Subject to receipt of the Bankruptcy Court Approval Order (with respect to Dana only), this Agreement has been duly executed and delivered by each of the Dana Parties, and this Agreement constitutes a valid and binding obligation of each of the Dana Parties enforceable against each of them in accordance with its terms.
Section 4.5 Absence of Conflicting Agreements.
     Subject to receipt of the Bankruptcy Court Approval Order (with respect to Dana only), the execution, delivery and performance by the Dana Parties of this Agreement and the Closing will not contravene or result in a violation of or a default under (with or without the giving of notice or the lapse of time, or both) or the acceleration of any obligation under: (i) any Applicable Law, (ii) any License to which any of the Dana Parties is a party, (iii) any of the articles of incorporation, bylaws or other organizational documents of any of the Dana Parties, or (iv) the provisions of any agreement, lease, mortgage, security document, obligation other instrument to which either of the Dana Parties is a party, or by which any of its Assets are bound or affected.
Section 4.6 Approvals.
     Except for (i) the Bankruptcy Court Approval Order (with respect to Dana only), (ii) the approval of the Transactions by the Federal Competition Commission (Comisión Federal de Competencia), which has been obtained as of the date of this Agreement, (the “CFC Approval”), and (iii) the approval of the Transactions by the Federal Trade Commission of the United States of America (the “FTC Approval”), which has been obtained as of the date of this Agreement, no order, License, consent, permission, authorization, registration or declaration of, or filing with, any Governmental Authority or other Person or under Applicable Law is required on the part of any of the Dana Parties, in connection with its execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance by it of its obligations hereunder.
Section 4.7 No Broker.
     Each of the Dana Parties has carried on all negotiations relating to this Agreement, the Ancillary Agreements and the Transactions directly and without intervention on its behalf of any other Person in such manner as to give rise to any valid claim for any brokerage commission, finder’s fee or other like payment for which any Desc Party or any Desc Target will be liable.
Section 4.8 Sufficiency of Financial Resources.
     Subject to receipt of the Bankruptcy Court Approval Order, at Closing each of Dana Parties will have the financial and other resources sufficient to timely comply with each of its obligations hereunder.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE DESC PARTIES
     Each of the Desc Parties hereby represents and warrants to the other Parties as follows:
Section 5.1 Incorporation and Registration.
     (a) Organization. Each of the Desc Parties is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
     (b) Authorization. Each of the Desc Parties has all necessary power, authority and capacity to enter into this Agreement and the Ancillary Agreements to which it is a party and to perform and carry out its covenants and obligations hereunder and thereunder. The execution and delivery by each of the Desc Parties of this Agreement and the Ancillary Agreements to which it is a party, the performance by it of its obligations hereunder and thereunder and the consummation of the Transactions have been duly and validly authorized by all necessary action on its part. Spicer has all necessary power and authority to cause the JV Subsidiaries to do or take any action necessary for the consummation of the Transactions, as contemplated by this Agreement, and all such actions have been duly and validly authorized, as necessary, by the JV Subsidiaries.
Section 5.2 Dana Target Shares.
     (a) Capitalization. The Dana Target Shares consist of the following:
     (i) Etrac Shares: 30,000 Series A shares, 19,999 Series B shares, 241,170,000 Series A-1 shares, and 160,779,999 Series B-1 shares owned by Spicer, and 1 Series B share and 1 Series B-1 share owned by Inmobiliaria Unik, all of which represent 100% of the issued and outstanding shares and equity interests of Etrac. All Etrac Shares are outstanding, fully paid and non-assessable.

     (ii) ENCO Shares: 19,654 Series A shares, 13,101 Series B shares, 14,980,346 Series A-1 shares, and 9,986,897 Series B-1 shares owned by Spicer, and 1 Series B share and 1 Series A share owned by Inmobiliaria Unik, all of which represent 100% of the issued and outstanding shares and equity interests of ENCO. All ENCO Shares are outstanding, fully paid and non-assessable.
     (iii) Cardanes Shares: 30,000 Series A shares, 19,999 Series B shares, 41,969,999 Series A-1 shares, and 27,980,000 Series B-1 shares owned by Spicer, and 1 Series B share and 1 Series B-1 share owned by Inmobiliaria Unik, all of which represent 100% of the issued and outstanding shares and equity interests of Cardanes. All Cardanes Shares are outstanding, fully paid and non-assessable.
     (iv) Forjas Shares: 30,000 Series A shares, 19,999 Series B shares, 110,970,000 Class I Series A shares, and 73,979,999 Class II Series B shares owned by Spicer, and 1 Series B share and 1 Series B-1 share owned by Inmobiliaria Unik, all of which represent 100% of the issued and outstanding shares and equity interests of Forjas. All Forjas Shares are outstanding, fully paid and non-assessable.
     (v) Direcspicer Shares: 6,120 Series A shares, 4,079 Series B shares, 10,650,000 Series C shares, and 7,099,999 Series D shares owned by Spicer, and 1 Series B shares owned by Desc Automotriz, 1 Series B share owned by Inmobiliaria Unik, all of which represent 100% of the issued and outstanding shares and equity interests of Direspicer. All Direcspicer Shares are outstanding, fully paid and non-assessable.
     (vi) Spicer Servicios Shares: 25,500 Series A shares and 24,499 Series B shares owned by Spicer, 1 Series B share owned by Direcspicer, all of which represent 100% of the issued and outstanding shares and equity interests of Spicer Servicios. All Spicer Servicios Shares are outstanding, fully paid and non-assessable.
     (vii) Corporación Inmobiliaria Shares: 25,500 Series A shares, 24,499 Series B shares, 8,306,256 Series A-1 shares, and 7,980,519 Series B-1 shares owned by Spicer, and 1 Series B share and 1 Series B-1 owned by Inmobiliaria Unik, all of which represent 100% of the issued and outstanding shares and equity interests of Corporación Inmobiliaria. All Corporación Inmobiliaria Shares are outstanding, fully paid and non-assessable.
     (viii) AMSA Shares: AMSA’s Shares are 17,216 Series A shares, 11,477 Series B shares, 35,999,999 Series A-1, and 4,400,632 Series B-1 shares owned by Spicer, 19,599,367 Series B-1 shares owned by Desc Automotriz, and 1 Series A-1 share, and 1 Series B-1 share owned by Inmobiliaria Unik, all of which represent 100% of the issued and outstanding shares and equity interests of AMSA. All AMSA’s Shares are outstanding, fully paid and non-assessable.
     (b) Title. Each of the Desc Parties and Direcspicer has, and at Closing Dana Mexico (or its designee(s))shall acquire, good and marketable title to the Dana Target Shares free and clear of all Encumbrances. There are no restrictions on the transfer of the Dana Target Shares except those relating to the Dana Target Shares set forth in the bylaws of each Dana Target, which restrictions have been complied with or waived in accordance with Applicable Laws.
     (c) Absence of Conflicting Rights. No Person, other than (i) Inmobiliaria Unik (with respect to its ownership of the Etrac Shares , the Enco Shares, the Cardanes Shares, the Forjas Shares, the Direcspicer Shares, the Corporación Inmobiliaria Shares and the AMSA Shares, in each case as detailed in Section 5.2(a)), (ii) Direcspicer (with respect to its ownership of the Spicer Servicios Shares as detailed in Section 5.2(a)), and (iii) Desc Automotriz (with respect to its ownership of the AMSA Shares as detailed in Section 5.2(a)), has any oral or written agreement, option, warrant, privilege or other right capable of becoming any of the foregoing (whether legal, contractual or otherwise) for the purchase, subscription or issuance of any issued or unissued shares or other securities of any of the Dana Targets and no securities or obligations convertible into or exchangeable for shares or other securities of any of the Dana Targets has been authorized or agreed to be issued or are outstanding.
Section 5.3 Indebtedness. Except as set forth on Schedule 5.3 and except for any Indebtedness owed by any Desc Target or Dana Target to any other Desc Target or Dana Target, neither Spicer nor any JV Subsidiary has any Indebtedness.
Section 5.4 Litigation.
     There is (i) no suit, action or claim, (ii) no investigation or inquiry by any Governmental Authority, and (iii) no legal, administrative, arbitration or other proceeding pending or, to the knowledge of each of the Desc Parties, threatened against any of them or any of their Affiliates which seeks to terminate or modify or which might affect their rights to enter into this Agreement or the Ancillary Agreements or consummate the Transactions. Except as set forth on Schedule 5.4, there is no legal, administrative, arbitration or other proceeding pending or, to the knowledge of each of the Desc Parties, threatened against any of the Dana Targets, that has a stated claim amount, individually or in the aggregate for related claims, in excess of US$100,000 or the equivalent in Mexican Pesos and there are no material judgments, orders, decrees, writs or injunctions entered into by or against the Dana Targets that are currently in effect in accordance with Applicable Laws.
Section 5.5 Financial Statements.
     (a) The Desc Parties have delivered or caused to be delivered to Dana complete and accurate copies of the Financial Statements and the December 31, 2005 actuarial report for the Financial Statements.
     (b) The Financial Statements (i) have been prepared from the Books and Records of Spicer and each of the JV Subsidiaries, (ii) have been prepared in accordance with NIFs throughout the periods involved and (iii) present fairly in all material respects the financial condition of Spicer and each of the JV Subsidiaries as of such date and the results of their operations for the period then ended. Except for the filing by Dana of the Chapter 11 Case and as set forth in Schedule 5.5(b), after giving effect to the Transactions, since December 31, 2005 there has been no material adverse change in the business, financial conditions or results of operations of Spicer or any of the JV Subsidiaries.

Section 5.6 Enforceability of Obligations.
     This Agreement has been duly executed and delivered by each of the Desc Parties, and this Agreement constitutes a valid and binding obligation of each of the Desc Parties enforceable against each of them in accordance with its terms.
Section 5.7 Absence of Conflicting Agreements.
     The execution, delivery and performance by the Desc Parties of this Agreement and the Closing will not contravene or result in a violation of or a default under (with or without the giving of notice or the lapse of time, or both) or the acceleration of any obligation under: (i) any Applicable Law, (ii) any License to which any of the Desc Parties is a party, (iii) any of the articles of incorporation, bylaws or other organizational documents of any of the Desc Parties, or (iv) the provisions of any agreement, lease, mortgage, security document, obligation or other instrument to which any of the Desc Parties is a party, or by which any of their Assets are bound or affected.
Section 5.8 Approvals.
     Except for the CFC Approval, the FTC Approval and the CNA Approval, no order, License, consent, permission, authorization, registration or declaration of, or filing with, any Governmental Authority or other Person or under Applicable Law is required on the part of any of the Desc Parties, in connection with its execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance by it of its obligations hereunder.
Section 5.9 No Broker.
     Each of the Desc Parties has carried on all negotiations relating to this Agreement, the Ancillary Agreements and the Transactions directly and without intervention on its behalf of any other Person in such manner as to give rise to any valid claim for any brokerage commission, finder’s fee or other like payment for which any Dana Party or any Dana Target will be liable.
Section 5.10 Sufficiency of Financial Resources.
     Each of the Desc Parties has the financial and other resources sufficient to timely comply with each of its obligations hereunder.
ARTICLE VI
NON-WAIVER; SURVIVAL
Section 6.1 Non-Waiver.
     No investigation made by or on behalf of any Party at any time shall waive, diminish the scope of or otherwise affect any representation, warranty or covenant made by the other Parties in this Agreement or any Ancillary Agreement. No waiver of any condition or other provisions, in whole or in part, shall constitute or be construed as a waiver of any other condition or provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided for in writing.
Section 6.2 Nature and Survival.
     All representations and warranties made by the Parties shall survive the Closing and shall terminate on the fifth (5th) anniversary of the Closing Date; provided, however, that the representations regarding title to shares set forth in Section 4.2(b) and Section 5.2(b) and any covenants of the Parties set forth in this Agreement shall survive the Closing Date until the expiration of the applicable statute of limitations. After the end of any applicable survival period, no Party shall have any further liability hereunder with respect to such representations, warranties and covenants, except with respect to Claims for which notice has been provided to the Indemnifier prior to the expiration of such period.
ARTICLE VII
COVENANTS OF THE PARTIES
Section 7.1 Conduct of the Business.
     (a) Except as otherwise contemplated by this Agreement, during the period from the date of this Agreement to the earlier of the Closing Date and the Termination Date, Desc Automotriz and Dana shall cause Spicer to, Spicer shall, and Spicer shall cause each of the JV Subsidiaries to, do the following: (i) conduct its business in the Ordinary Course of Business (except as otherwise mutually agreed in writing); (ii) use reasonable best efforts to maintain the services of all employees and officers (other than those employees to be terminated pursuant to Section 7.17(e)); (iii) use reasonable best efforts to preserve intact the organization and goodwill of its or their business; (iv) use commercially reasonable efforts to maintain in all material respects its current relationships with customers, suppliers, distributors and others having business dealings with it; (v) pay their Indebtedness and trade and other accounts payable punctually when and as the same will become due and payable and perform and observe, in all material respects, their duties and obligations under all material Contracts; and (vi) take any action that is required so that all representations or warranties of the Desc Parties and of the Dana Parties are true and correct in all material respects as of the Closing.
     (b) Without limiting the generality or effect of Section 7.1(a), unless otherwise provided under this Agreement and/or the Ancillary Agreements, prior to the Closing, Spicer will not, and will not permit any of the JV Subsidiaries to take, without the prior written consent of Desc Automotriz (which such consent shall be given by Miguel Ángel Sosa or such other person as Desc Automotriz may designate in writing) and Dana (which such consent shall be given by Ruperto Jiménez or such other person as Dana may designate in writing), to:
     (i) amend or modify their governing or organizational documents, from those existing on the date of this Agreement;
     (ii) change any salaries or other compensation of, or pay any bonuses to, any director, manager, officer or employee of Spicer or any JV Subsidiary, as applicable, or enter into any employment, severance or similar agreement with any director, manager, officer or employee of Spicer or any JV Subsidiary; provided, however, that the compensation of employees of Spicer or any of JV Subsidiary receiving annual compensation of less than US$50,000 may be changed in the Ordinary Course of Business;
     (iii) adopt, amend or increase any benefits under any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan or policy;
     (iv) procure, enter into, amend or terminate (A) with respect to any of the Desc Targets, any Contract (including sales agreements and purchase orders) to which it is a party that involves future payments to, by or on its behalf in excess of US$2,500,000 and (B) with respect to any of the Dana Targets, any Contract (including sales agreements and purchase orders) to which it is a party that involves future payments to, by or on its behalf in excess of US$100,000;
     (v) incur, assume or guarantee any Indebtedness, other than, in the case of the Desc Targets, guarantees to suppliers of any of the Desc Targets that are given by another Desc Target;
     (vi) except for the sale of the Tlaxcala Assets and the Autoprecisa Land, enter into any transaction or commitment relating to the Assets or the business of Spicer or such JV Subsidiary that, individually or in the aggregate, could be material to the business of Spicer or such JV Subsidiary, or cancel or waive any claim or right of substantial value that, individually or in the aggregate, could be material to the business of Spicer or such JV Subsidiary or amend any term of any outstanding securities of Spicer or any JV Subsidiary;
     (vii) except as expressly contemplated by this Agreement, set aside or pay any dividend or distribution with respect to any securities of Spicer or any JV Subsidiary, repurchase, redeem or otherwise acquire directly or indirectly, any outstanding securities of Spicer or any JV Subsidiary or make any payment to or for the benefit of Dana, Desc Automotriz or any of their Affiliates;
     (viii) make any change in financial or Tax accounting methods or practices, except as required by Applicable Laws (in which case Spicer will promptly notify Desc Automotriz and Dana of such change);
     (ix) except as required by this Agreement, issue or sell any securities of Spicer or any JV Subsidiary, as applicable, or make any other changes in Spicer’s or any of the JV Subsidiaries’ capital structures;
     (x) except as expressly permitted under this Agreement (including the sale of the Tlaxcala Assets and of the Autoprecisa Land), sell, lease or otherwise dispose of any material Asset or otherwise sell, lease or dispose of any Asset other than in the Ordinary Course of Business;

     (xi) except as expressly permitted under this Agreement (A) write-off as uncollectible any notes or accounts receivable except write-offs in the Ordinary Course of Business charged to reserves, none of which is, individually or in the aggregate, material, (B) write-off, write-up or write-down any other material Asset of Spicer or any JV Subsidiary or (C) alter the customary time periods for collection of accounts receivable or payments of accounts payable;
     (xii) grant any Encumbrance other than a Permitted Encumbrance;
     (xiii) except as expressly contemplated by this Agreement, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of US$100,000, other than the payment, discharge or satisfaction of liabilities in the Ordinary Course of Business;
     (xiv) merge or consolidate with any Person;
     (xv) enter into any compromise or settlement of, or take any other action with respect to, any litigation, action, suit, claim, proceeding or investigation unless required by law or if failure to act would have a material adverse effect with respect to the business of Spicer or any JV Subsidiary;
     (xvi) except as expressly contemplated by this Agreement, make any loan, advance or capital contributions to or investment in any Person;
     (xvii) terminate or close any material facility, business or operation of Spicer or any JV Subsidiary;
     (xviii) cause any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or Assets of Spicer or any JV Subsidiary, which, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect with respect to the business of Spicer or any JV Subsidiary;
     (xix) grant or pay any severance or termination pay to any former officer, director, manager or employee of the Company or any of its Subsidiaries, except as required under existing employment agreements and as set forth in Schedule 7.1(b)(xix);
     (xx) cause or take any other action that could cause an event, occurrence, development or state of circumstances or facts which individually or in the aggregate, would reasonably be expected to have a material adverse effect with respect to the business, financial conditions or results of operations of Spicer or any JV Subsidiary;
     (xxi) spend or commit to spend on or prior to June 30, 2006 an amount of capital expenditures that is greater than that set forth in Schedule 7.1(b)(xxi);
     (xxii) license outside of the Ordinary Course of Business, assign or transfer any intangible Assets; or
     (xxiii) agree or otherwise commit to do any of the foregoing.

Section 7.2 Covenants Related to Chapter 11 Case.
     (a) Bankruptcy Court Approval Motion. Dana shall file with the Bankruptcy Court the Bankruptcy Court Approval Motion no later than five (5) days after execution of this Agreement and shall serve such Bankruptcy Court Approval Motion, by mail, on all parties entitled to notice under this Agreement, the Bankruptcy Code, the Bankruptcy Rules and any order entered by the Bankruptcy Court. The Bankruptcy Court Approval Motion shall seek approval of the Agreement and entry of the Bankruptcy Court Approval Order.
     (b) Timing of Entry of the Bankruptcy Court Approval Order. Dana shall use its best efforts to obtain entry of the Bankruptcy Court Approval Order no later than June 21, 2006. Desc Automotriz agrees to reasonably cooperate with such efforts.
     (c) Appeal of the Bankruptcy Court Approval Order. If the Bankruptcy Court Approval Order or any other order of the Bankruptcy Court relating to this Agreement or the Transactions shall be appealed by any Person (or a petition for certiorari or motion for rehearing, reargument or stay shall be filed with respect thereto), Dana agrees to take all commercially reasonable steps and use commercially reasonable efforts, to defend against such appeal, petition or motion, and Desc Automotriz agrees to reasonably cooperate in such efforts. Dana and Desc Automotriz shall use commercially reasonable efforts to obtain an expedited resolution of such appeal; provided that nothing herein shall preclude the Parties, in their sole and absolute discretion, from consummating the Transactions if the Bankruptcy Court Approval Order shall have been entered and shall have not been stayed and Desc Automotriz shall have waived in writing the requirement that the Bankruptcy Court Approval Order be a final order that has not been reversed, modified, rescinded, or stayed, and for which the time to appeal has expired and is no longer subject to appeal or further judicial review.
     (d) Consultation and Notice. Dana shall, and shall cause its Affiliates to, (i) consult with Desc Automotriz, prior to its submission to the Bankruptcy Court, on the form and substance of the Bankruptcy Court Approval Motion and the proposed Bankruptcy Court Approval Order and all other court submissions by Dana relating to this Agreement, the Ancillary Agreements or the Transactions, and (ii) promptly deliver to Desc Automotriz copies of any and all pleadings, motions, notices, statements, schedules, applications, reports, proposed orders, creditor presentations and other documents related to this Agreement, the Ancillary Agreements or the Transactions to be filed with the Bankruptcy Court by Dana and any and all pleadings, motions, notices, statements, schedules, applications, reports, proposed orders and other documents related to this Agreement, the Ancillary Agreements or the Transactions that have been filed by Dana or other entities, including any objections to this Agreement or any of the Ancillary Agreements, any objections to the Transactions, any objections to the Bankruptcy Court Approval Motion, or any pleadings filed with the Bankruptcy Court in connection with the Transactions or the transfer of the Dana JV Shares.
     (e) Plan of Reorganization or Liquidation. Dana further covenants and agrees that, to the extent this Agreement, the Ancillary Agreements and the Transactions are approved by the Bankruptcy Court, the terms of any plan of reorganization or liquidation submitted by Dana or its Affiliates to the Bankruptcy Court for confirmation shall not conflict with, supersede, abrogate, nullify, modify or restrict the terms of this Agreement, the Ancillary Agreements and the rights of Desc Automotriz or its Affiliates hereunder or thereunder, or in any way prevent or interfere with the consummation or performance of the Transactions, including any transaction that is contemplated by or approved pursuant to the Bankruptcy Court Approval Order.
Section 7.3 General Covenants Regarding Conditions Precedent.
     The Parties shall use their reasonable best efforts to cause the conditions precedent to Closing set forth in Article VIII to be satisfied as soon as possible following the execution of this Agreement. Without limiting the generality of the foregoing, the Parties shall, and shall cause each of the Dana Targets, the Desc Targets and their respective Affiliates to, do or cause to be done the actions detailed in Section 7.4 through Section 7.23.
Section 7.4 Sale and Purchase of Real Property.
     Prior to the Closing Date, Corporación Inmobiliaria and Villa Industrial shall acquire from the current owner the Real Properties on which the operating units of the Dana Targets and the Desc Targets, respectively, have been conducting their respective business, as set forth below, with the understanding that each Party shall pay any fees incurred by it in connection therewith. Taxes, costs and expenses incurred in connection with the sale and purchase of Real Property as contemplated by this Agreement shall be paid by the acquiring Party (except for the income Tax which shall be borne by the selling Party) pursuant to this Section 7.4.
     (a) TTSP Facility. Villa Industrial shall acquire from Corporación Inmobiliaria, the land, buildings and any interests therein located at the Municipio de Pedro Escobedo, Querétaro, with a total surface of 77,800 square meters (m2) (the “TTSP Facility”), for an aggregate price of MX$106,450,000, which shall be fully paid, in cash, on the date of execution of the corresponding public deed, in substantially the form attached hereto as Exhibit L.
     (b) TF Victor Facility. Villa Industrial shall acquire from Corporación Inmobiliaria the land, buildings and any interests therein located at Lote #5, Manzana 10, Superfraccionamiento Industrial “Alce Blanco,” Municipio de San Bartolo Naucalpan, Estado de Mexico, with a total surface of 1,880.76 square meters (m2) (the “TF Victor Facility”), for an aggregate price of MX$8,889,667, which shall be fully paid, in cash, on the date of execution of the corresponding public deed, in substantially the form attached hereto as Exhibit M.
     (c) Etrac Facility. Corporación Inmobiliaria shall acquire from Spicer, the land, buildings and any interests therein located at Avenida de las Industrias #10, Tlalnepantla, Estado de Mexico, with a total surface of 34,094.50 square meters (m2) (the “Etrac Facility”), for an aggregate price of MX$130,000,000, which shall be fully paid, in cash, on the date of execution of the corresponding public deed, in substantially the form attached hereto as Exhibit N.
     (d) Cardanes Facility. Corporación Inmobiliaria shall acquire from Inmobiliaria Corcel, the land, buildings and any interests therein located at Acceso tres (formerly known as Fracción II de la Zona Industrial de Carrillo Puerto, Ciudad Industrial Benito Juárez, Querétaro, Querétaro, with a total surface of 47,256 square meters (m2) (the “Cardanes Facility”), for an aggregate price of MX$57,806,150, which shall be fully paid, in cash, on the date of execution of the corresponding public deed, in substantially the form attached hereto as Exhibit O.

     (e) AMSA Facility. Corporación Inmobiliaria shall acquire from Inmobiliaria Unik and Villa Industrial, the land, buildings and any interests therein located at Avenida de las Industrias #24, Fraccionamiento Industrial “La Presa,” at San Juan Ixhuatepec, Tlalnepantla, Estado de Mexico, with a total surface of 39,965.25 square meters (m2) (the “AMSA Facility”), for an aggregate price of MX$101,085,000, which shall be fully paid, in cash, on the date of execution of the corresponding public deed, in substantially the form attached hereto as Exhibit P.
     (f) Cedei Facility. Corporación Inmobiliaria shall acquire from Inmobiliaria Corcel the land, buildings, and any interests therein located at Municipio de Querétaro, Querétaro, with a total surface of 7,500 square meters (m2) (the “Cedei Facility”) for an aggregate price of MX$11,398,544, which shall be fully paid, in cash, on the date of execution of the corresponding public deed, in substantially the form attached hereto as Exhibit Q. In connection of such sale and for an amount included in such purchase price, Corporación Inmobiliaria shall also acquire the equipment of the data center located at the Cedei Facility, which equipment is listed in Exhibit Q-2.
Section 7.5 Water Rights Assignment Agreements.
     Tremec and Corporación Inmobiliaria, on one hand, and Cardanes, Forjas and ENCO, on the other, shall enter into separate water rights assignment agreements (the “Water Rights Assignment Agreements”), pursuant to which Tremec shall assign to each of Cardanes, Forjas and ENCO, and will agree to supply as from the date of execution thereof until definitive approval of such assignments is obtained from the corresponding Governmental Authorities, certain volume of its water rights under Tremec’s Water Concession Titles Number 4QRO101076/12FMGR95, 4QRO101077/12FMGR95 and 4QRO101020/12FMGR94, as detailed in Exhibit H and the Parties shall cause the Water Rights Assignment Agreements to be filed with the National Water Commission for approval.
Section 7.6 Payment of Indebtedness and Certain Related Actions.
     (a) Indebtedness.
     (i) Spicer and the JV Subsidiaries shall take all necessary actions to pay, or cause to be paid, any Indebtedness of Spicer and the JV Subsidiaries owed to any Third Party, outstanding as of the Closing Date, including the Indebtedness set forth on Schedule 5.3 (the “Third Party Debt”). To the extent that any JV Subsidiary does not have funds available to pay any Third Party Debt, Spicer shall loan such funds to such JV Subsidiary as are necessary to pay such Third Party Debt. To the extent that Spicer does not have funds available to loan to a JV Subsidiary to repay Third Party Debt, Desc Automotriz shall take all necessary actions to repay its Indebtedness to Spicer, and Spicer shall use such funds to make the loans contemplated by this Section 7.6(a)(i).
     (ii) As of the Closing, Desc Automotriz shall repay any remaining Indebtedness owed by Desc Automotriz or any of its Affiliates to Spicer or any of the JV Subsidiaries.
     (b) GE Agreements. The Parties acknowledge that each of Cardanes, ENCO and Etrac is a party to an equipment lease agreement (the one with Cardanes, the “Cardanes GE Agreement”; the one with ENCO, the “ENCO GE Agreement”; and the one with Etrac, the

“Etrac GE Agreement” and, together with the Cardanas GE Agreement and the ENCO GE Agreement, the “Dana Target GE Agreements”) executed between such Dana Target, as lessee, and Desc, as joint obligor, on the one hand, and General Electric Capital CEF Mexico, S. de R.L. de C.V. (“GE”), on the other hand, as detailed in Schedule 7.6(b). The Parties agree that, at Closing, Cardanes, Enco and Etrac will assign the Cardanes GE Agreement, the ENCO GE Agreement and the Etrac GE Agreement, respectively, to Desc Automotriz pursuant to three (3) assignment agreements in a form to be agreed in good faith by the Parties (the “GE Assignments”). Immediately upon receipt of such assignments, Desc Automotriz shall sublease all the equipment that is the subject of the Cardanes GE Agreement, the ENCO GE Agreement and the Etrac GE Agreement to Cardanes, ENCO and Etrac, respectively, pursuant to three (3) sublease in a form to be agreed in good faith by the Parties (the “GE Subleases”), each of which subleases shall provide for (i) quarterly lease payments by Cardanes, ENCO and Etrac, as the case may be, to Desc Automotriz in the amount of the lease payments due in such quarter under the relevant agreement, (ii) quarterly payments of a sublease fee in an amount equal to 0.25% of the total unpaid balance under the relevant agreement as of the date of payment of such fee and (iii) the creation and perfection of a first priority mortgage (hipoteca en primer lugar y grado de prelación) in favor of Desc Automotriz on Real Property of Corporación Inmobiliaria, the value of which as of the Closing Date shall be no less than 150% of the total unpaid balance as of the Closing Date under the relevant agreement (the “Corporación Inmobiliaria Mortgage”).
     (c) Letters of Credit. The Parties acknowledge that certain letters of credit have been issued by Comerica Bank, N.A. (“Comerica”) for the account of Forjas, as detailed in Schedule 7.6(c), and have been guaranteed by both Desc Automotriz and Desc (the “Comerica Letters of Credit”). Spicer shall (and Dana and Desc Automotriz shall cause Spicer to) provide funds to Forjas to pay in full any amount outstanding under the Comerica Letters of Credit (including fees), in a total amount of US$8,927,710, on or prior to the Closing Date.
     (d) Release by Comerica. Spicer shall, and shall cause Forjas to, and Desc Automotriz and Desc shall cause Spicer to, take all necessary action to obtain from Comerica, an unconditional and complete release of Desc and Desc Automotriz by Comerica in connection with the Comerica Letters of Credit.
     (e) Bonds. The Parties agree that certain payment and performance bonds issued by Afianzadora Insurgentes, S.A., Fianzas Atlas, S.A., Fianzas Guardiana Inbursa, S.A. and Fianzas Monterrey, S.A. to guarantee and secure the payment of certain obligations of certain Dana Targets, as detailed in Schedule 7.6(e), and guaranteed by both Desc Automotriz and Desc (the “Dana Target Bonds”) shall remain outstanding after the Closing. Any costs associated with maintaining the Dana Target Bonds outstanding after the Closing shall be borne 48.803% by Dana Mexico and 51.197% by Spicer.
Section 7.7 Cash Settlements and Hybrid Loans.
     (a) Cash Settlement of Certain Payments. The Parties agree that at the Closing and in the manner contemplated by Section 3.2(a):
     (i) Spicer shall cause the Estimated Desc Cash to be used for or allocated to the payments for the account of Desc Automotriz detailed in Exhibit T; and

     (ii) Spicer shall cause the Estimated Dana Cash to be used for and allocated to the payments for the account of Dana detailed in Exhibit U.
     (b) Hybrid Loans and Hybrid Loan Dividends. Prior to the Closing Date, Dana shall provide funding to each of ENCO and Cardanes in an amount equal to US$14,500,000 and US$5,000,000, respectively (the “Hybrid Loans”) pursuant to two securities agreements in the form of Exhibit V attached hereto (the “Securities Agreements”) to be entered into by Dana (as holder) and each of ENCO and Cardanes (each, as issuer). With the proceeds of such Hybrid Loans, on the Closing Date, each of ENCO and Cardanes shall declare and pay a cash dividend (after the purchase of the Dana JV Shares by Desc Automotriz has taken place), as detailed below:
     (i) ENCO Dividend. The Shareholders of ENCO shall hold a Shareholders Meeting to, among other resolutions, declare a cash dividend in a total amount of US$14,500,000 (the “ENCO Dividend”) to be paid as follows: (i) US$14,499,998.84 to be paid to Spicer; and (ii) US$1.16 to be paid to Inmobiliaria Unik. Such ENCO Dividend shall have been fully paid as of the Closing Date.
     (ii) Cardanes Dividend. The Shareholders of Cardanes shall hold a Shareholders Meeting to, among other resolutions, declare a dividend in a total amount of US$5,000,000 (the “Cardanes Dividend” and together with the ENCO Dividend, the “Hybrid Loan Dividends”) to be paid as follows: (i) US$4,999,999.86 to be paid to Spicer; and (ii) US$0.14 to be paid to Inmobiliaria Unik. Such Cardanes Dividend shall have been fully paid as of the Closing Date.
     (c) Tremec Dividend. Prior to the Closing, Desc Automotriz and Dana shall cause Spicer, and Spicer shall cause Tremec to declare a cash dividend in the amount of US$10,000,000. For such purpose, the Shareholders of Tremec shall hold a Shareholders Meeting to, among other resolutions, declare such dividend.
     (d) ENCO Dividend. Prior to the Closing, Desc Automotriz and Dana shall cause Spicer, and Spicer shall cause ENCO to declare a cash dividend in the amount of US$4,500,000. For such purpose, the Shareholders of ENCO shall hold a Shareholders Meeting to, among other resolutions, declare such dividend.
     (e) Corporación Inmobiliaria Dividend. Prior to the Closing, Desc Automotriz and Dana shall cause Spicer, and Spicer shall cause Corporación Inmobiliaria to declare a cash dividend in the amount of US$12,000,000. For such purpose, the Shareholders of Corporación Inmobiliaria shall hold a Shareholders Meeting to, among other resolutions, declare such dividend.
Section 7.8 Capitalization and Assignment of Inter-Company Debt.
     (a) At Closing, Dana, Desc Automotriz and Spicer shall take all necessary actions to: (i) cause an amount equal to the amount owed as of the Closing Date by AMSA to Spicer to be capitalized (A) 32.64% by Desc Automotriz in the form of cash, (B) 0.01% by Corporación Inmobiliaria in the form of cash and (C) 67.35% by Spicer in the form of capitalization of indebtedness; and (ii) AMSA to issue shares in favor of Desc Automotriz, Corporación Inmobiliaria and Spicer as a result of such capitalization (“AMSA Capitalization”).

     (b) Immediately after the AMSA Capitalization, Spicer shall assign to Corporación Inmobiliaria any and all of the amounts owed as of the Closing Date (the “Dana Targets Receivables”) to Spicer by any and all of the Dana Targets (other than Corporación Inmobiliaria) (the “Inter-Company Debt”). Corporación Inmobiliaria shall pay as consideration for such Dana Targets Receivables an amount equal to the face value of such Dana Targets Receivables (the “Receivables Consideration”), which payment shall be made by the issuance of additional shares of stock of Corporación Inmobiliaria to Spicer (the “Corporación Inmobiliaria Capitalization I”). Dana, Desc Automotriz and Spicer shall take all necessary actions to cause Corporación Inmobiliaria to hold a Shareholders Meeting to approve the Corporación Inmobiliaria Capitalization I.
     (c) At Closing, Desc Automotriz and Spicer shall take all necessary actions to cause an amount equal to the amount owed as of the Closing Date by Corporación Inmobiliaria to Spicer (including the loan referenced in Section 2.4(b)(ii)) to be capitalized by Spicer and Corporación Inmobiliaria to issue shares in favor of Spicer as a result of such capitalization (the “Corporación Inmobiliaria Capitalization II”). Desc Automotriz and Spicer shall take all necessary actions to cause Corporación Inmobiliaria to hold a Shareholders Meeting to approve the Corporación Inmobiliaria Capitalization II.
Section 7.9 Spicer and JV Subsidiaries Resolutions.
     Desc Automotriz and Dana shall cause Spicer, and Spicer shall cause each of the JV Subsidiaries, to hold Shareholders Meetings and, if required by Applicable Law or any applicable organizational documents, directors meetings to approve each of the transactions and arrangements contemplated herein as part of the Transactions (the “Spicer and JV Subsidiaries Resolutions”).
Section 7.10 Books and Records.
     (a) Preservation of and Access to Books and Records. Dana Mexico, on the one hand, and Desc Automotriz and Spicer, on the other hand, shall (i) cause each of the Dana Targets and the Desc Targets, respectively, to preserve and keep their respective Books and Records delivered to them in connection with or in the possession of the Dana Targets or the Desc Targets, as the case may be, at the completion of the Transactions for a period of five (5) years from the Closing Date, or for any longer period as may be required by Applicable Law or Governmental Authority or as set forth in this Section 7.10(a), and (ii) make such Books and Records available to the other Parties as may be reasonably required by them, including in connection with a Claim by any Party against another under this Agreement, any Third Party Claim, any external reporting requirements, or in order to comply with any Applicable Law, regulation or stock exchange rule; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of the Dana Targets or the Desc Targets. Furthermore, Desc Automotriz acknowledges that Dana Mexico shall not be liable to Desc Automotriz in the event of any accidental destruction of the Books and Records of the Dana Targets caused after Closing other than by the negligence of the Dana Parties or the Dana Targets management. Dana Mexico acknowledges that Desc Automotriz shall not be liable to Dana Mexico in the event of any accidental destruction of the Books and Records of the Desc Targets caused after Closing other than by the negligence of Desc Parties or the Desc Targets management.
     (b) Post-Closing External Reporting Requirements. For purposes of supporting compliance by each of Dana Mexico and Desc Automotriz with its respective immediate post-Closing external reporting requirements, the Dana Parties and the Desc Parties hereby agree to provide and make available to each other, and to cause the Dana Targets and the Desc Targets (as applicable), to provide and make available to Dana Mexico or Desc Automotriz, as the case may be, the financial information relating to the preliminary unaudited balance sheets and income statements of each of the Dana Targets and the Desc Targets as of June 30, 2006 to be prepared by each of the Dana Targets management and the Desc Targets management, and delivered to each of Dana Mexico and Desc Automotriz, within a time frame consistent with past practice, but in no event exceeding five (5) Business Days after the Closing Date.
Section 7.11 Confidentiality.
     (a) Confidential Information. For a period of five (5) years after the Closing, each of the Parties (each acting as “Recipient”) shall refrain from disclosing any confidential information of any other Party hereto, including any confidential information of the JV Subsidiaries owned directly or indirectly by such other Party (in such capacity, a “Discloser”) (whether such information is received before or after Closing), except information which:
     (i) is as of the date of this Agreement or thereafter becomes a part of the public domain through no act or failure to act on the part of the Recipients;
     (ii) was disclosed to Recipient by a Third Party; provided that such Third Party did not acquire the information, knowledge or data directly or indirectly from the Recipient or, to the knowledge of the Recipient, such third party was not breaching any agreement or any confidential relationship in doing so;
     (iii) was independently developed by the Recipient without reference to the confidential information of Discloser; or
     (iv) was required to be disclosed pursuant to judicial, administrative or regulatory process or in connection with any inquiry, investigation, action, suit, proceeding or claim; provided that, if such disclosure is required, the Recipient shall first give notice to the Discloser so that such Discloser will have an opportunity (at its own expense) to seek a protective order or other appropriate remedy;
provided, however, that any combination of the information which comprises part of the confidential information of the Discloser shall not be included in the foregoing exceptions merely because individual parts of the information were within the public domain or were disclosed to Recipient by a Third Party unless the combination itself was in the public domain or was so received, as applicable.
     (b) Authorized Use of the Confidential Information. The Recipient shall hold in trust and confidence all such confidential information and will use it only in the course of complying with their obligations and exercising their rights under this Agreement and the Ancillary Agreements for the periods stated herein and therein and for no other purpose.
     (c) Non-Disclosure. The Recipient shall disclose such confidential information only to those employees and agents having a need to know such confidential information in complying with Recipient’s obligations and exercising their rights under this Agreement and the Ancillary Agreements; provided, however, that such employees and agents shall have been expressly advised of the confidential nature of such information.
     (d) Standard of Care. The Recipient shall maintain adequate procedures to preserve the integrity of such confidential information, such procedures to be at least equal to the procedures the Recipient uses to protect its own information and in no event less than ordinary care.
     (e) No Implied License. Under no circumstances shall the possession of such confidential information by the Recipient be deemed to constitute a license or implied license from the Discloser to the Recipient to use any industrial or intellectual property contained in such confidential information.
     (f) Scope. Dana and Dana Mexico, on the one hand, and Desc Automotriz and Spicer on the other hand, shall cause the Dana Targets (and the management of each such Dana Target) and the Desc Targets (and the management of each such Desc Target), respectively, to comply with the provisions of this Section 7.11.
Section 7.12 Tax Returns; Cooperation and Exchange of Information.
     (a) Tax Returns. Each of Dana Mexico and Desc Automotriz shall cause the Dana Targets and the Desc Targets, as applicable, to prepare and duly and timely file all Tax Returns required to be filed by each of such Dana Targets and Desc Targets on or before the Closing Date and, to include or cause to be included the results of operations of such Companies for such taxable periods. All such Tax Returns shall be prepared in accordance with past practice, and to the extent any items are not covered by past practices (or in the event past practices are not permissible under Applicable Tax laws), in accordance with reasonable Tax accounting practices with respect to such Tax Return.
     (b) Cooperation. Each of Dana Mexico and Desc Automotriz shall, and shall cause the Dana Targets and the Desc Targets, as applicable, to, provide each other with such cooperation and information as any of them may reasonably request of the other in (i) filing any Tax Returns, (ii) determining a liability, Claim or Third Party Claim related to Taxes, (iii) conducting any audit or other proceeding in respect of Taxes, or (iv) complying with a request of any Governmental Authority in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. Each of Dana Mexico and Desc Automotriz shall, and shall cause the Dana Targets and the Desc Targets to, make its employees and representatives available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Upon reasonable request, Dana Mexico or Desc Automotriz shall deliver, and shall cause the Dana Targets and the Desc Targets to deliver, to the other Party or its designees all Books and

Records with respect to Tax matters pertinent to the Dana Targets or the Desc Targets, as the case may be, and relating to any taxable period beginning before the Closing Date for which the applicable statute of limitations has not then expired, such historical Tax information as may be reasonably appropriate for the preparation of such Company’s Tax Returns required to be filed by or on behalf of such Company after the Closing Date, or for which a record retention agreement entered into with any taxing authority requires retention of such records or which information is needed to complete the current year’s Tax Returns; provided that such Party delivering the requested Books and Records shall be entitled to make and retain such electronic or photographic copies of such Books and Records as, in its sole discretion, it deems appropriate. Each Party shall give each other reasonable written notice prior to transferring, destroying or discarding any Books or Records with respect to Tax matters pertinent to the Dana Targets or the Desc Targets, as the case may be, and relating to any taxable period beginning before the Closing Date and shall, if so requested, allow the other Party or its designees to take possession of such Books and Records.
     (c) Timely Filing. Each of Dana Mexico and Desc Automotriz shall prepare or cause to be prepared and shall duly and timely file or cause to be filed all Tax Returns required to be filed by or on behalf of the Dana Targets and the Desc Targets, respectively and as applicable, after the Closing Date.
Section 7.13 Other Taxes and Expenses.
     All the income Taxes relating to the sale of the Dana Target Shares and the Dana JV Shares shall be paid by the Party selling such shares under this Agreement. As a result of the foregoing and because Dana will pay the applicable Tax on any capital gain resulting from the sale of the Dana JV Shares pursuant to Applicable Law, Desc Automotriz (acting as purchaser) shall be released from making any withholdings otherwise required under Applicable Laws. Each Party shall pay its own fees, Taxes and expenses, including the fees and expenses of its legal, financing, accounting and other advisors incurred in connection with the consummation of the Transactions.
Section 7.14 Filings with Governmental Authorities.
     As soon as practicable after the Closing, each of the Parties shall make all filings, notices or requests for approval required to be given or made by each of them, respectively, to any Governmental Authority under Applicable Law in connection with the sale and transfer of the Dana Target Shares and the Dana JV Shares, including any filings with the National Registry of Foreign Investment (Registro Nacional de Inversiones Extranjeras), the Federal Competition Commission (Comisión Federal de Competencia) of Mexico, and the Federal Trade Commission of the United States of America. Each of the Parties agrees to cooperate fully in the preparation and submission of such filings and shall furnish to the other Parties such information and assistance as it may reasonably request in order to prepare any filings or submissions or notices to be made or given by it.

Section 7.15 Forjas Tlaxcala Facility.
     (a) In the event that (i) the closing of a sale (by any means) of all or substantially all of the assets of the Forjas Facility located at Carretera Federal 136 Mexico-Veracruz, Km. 143.6, Municipio San Cosme, Xalostoc, Tlaxcala (the “Tlaxcala Facility”), which assets (including the Real Property on which such Tlaxcala Facility is located) are listed in Schedule 7.15(a) (the “Tlaxcala Assets”), takes place within two (2) years following the Closing Date, and (ii) the purchaser of such Tlaxcala Assets is any of ATG de Mexico, S.A. de C.V., or any other Affiliate or Subsidiary of (x) Catalina Precision Products, L.L.C., or (y) Catalina Capital Advisors, L.L.C. (any of the foregoing, a “Proposed Purchaser”), then Dana Mexico shall (or shall cause Forjas, as applicable, to) deliver to Spicer 51.197% of the net proceeds of such asset sale after deducting: (A) any expenses (including environmental remediation costs) incurred by Dana Mexico or Forjas in connection with such sale and (B) the Mexican Peso equivalent of US$3,200,000 to replace assets from the Tlaxcala Facility that Forjas had expected to receive to renew its physical assets. A sale of the Tlaxcala Assets, as contemplated by clauses (i) and (ii) of this Section 7.15(a), is referred to herein as the “Tlaxcala Transaction”.
     (b) In the event that the Tlaxcala Transaction is not consummated within six (6) months after the Closing (or such earlier date as the Proposed Purchaser withdraws its offer in writing), Forjas shall have the option, for one (1) year after the end of such six (6) month period (or shorter period in the case of a withdrawal of the Proposed Purchaser’s offer), to shut down the Tlaxcala Facility and transfer any or all of the Tlaxcala Assets to its Querétaro location, in which event (i) the Desc Parties shall reimburse Forjas, within sixty (60) calendar days of receipt of an invoice in connection therewith, for 51.197% of the amount equal to the out-of-pocket costs incurred in connection with the shut down of the Tlaxcala Facility and transfer of the Tlaxcala Assets and (ii) Forjas shall pay to Desc Automotriz 51.197% of the proceeds from the sale of any Assets of the Tlaxcala Facility, within sixty (60) calendar days of any such sale.
Section 7.16 ENCO, Tremec and Autoprecisa Remediations.
     (a) ENCO Remediation. Dana Mexico will cause ENCO to conduct the ENCO remediation detailed in Schedule 7.16(a)-A (the “ENCO Remediation”), in accordance with the scope of the ENCO Remediation Plan attached hereto as Schedule 7.16(a)-B (the “ENCO Remediation Plan”). Subject to Section 7.16(g), the costs incurred in connection with the ENCO Remediation after Closing shall be borne 48.803% by Dana Mexico and 51.197% by Spicer. Dana Mexico will invoice Spicer periodically for all such costs incurred, and Spicer will remit payment in cash for each such invoice within sixty (60) days of receipt.
     (b) Tremec Remediation. Spicer shall cause Tremec to continue performing the remediation of certain specific areas of the facility of Tremec, as detailed in Schedule 7.16(b), and to perform certain other remediations based on the characterization studies, scope and criteria which are also set forth in Schedule 7.16(b) (together, the “Tremec Remediation”), in accordance with the scope of a Tremec remediation plan to be agreed by Dana Mexico and Spicer as soon as practicable after the Closing Date (the “Tremec Remediation Plan”). Subject to Section 7.16(g), the costs of the Tremec Remediation shall be borne 48.803% by Dana Mexico and 51.197% by Spicer. Spicer shall invoice Dana Mexico periodically for all such costs incurred, and Dana Mexico shall remit payment in cash for each such invoice within sixty (60) days of receipt.
     (c) Autoprecisa Remediation. Spicer shall supervise the performance of the remediation of the land located at Calle Carlos B. Zetina No. 130, Col. Industrial Xalostoc, Edo. de Mexico, (the “Autoprecisa Land”), currently owned by Spicer and where certain operations of a former subsidiary of Spicer (Autoprecisa, S.A. de C.V.) were located.
     (d) Cooperation. All the works necessary to perform the ENCO Remediation and the Tremec Remediation that are not in progress as of the Closing Date shall be approved in writing by Dana Mexico, on the one hand, and Spicer, on the other, including the characterization programs and analysis, the remediation techniques and methodologies, and the selection of the contractors to be designed to perform such remediation actions.
     (e) AMSA and Tremec Transformers. The Parties acknowledge and agree that the AMSA facility has two (2) 9570 Kg transformers that contain PCB fluids and that, to comply with Environmental Laws, such PCB fluids must be disposed of by 2008. AMSA shall complete such disposal prior to 2008. The Parties acknowledge and agree that the Tremec facility has seven (7) transformers that contain PCB fluids and that, to comply with Environmental Laws, such PCB fluids must be disposed of by 2008. The costs of disposing of PCB fluids in the existing AMSA transformers shall be borne 32.869% by Dana Mexico and 67.131% by Spicer and the cost of disposing of PCB fluids in the existing Tremec transformers shall be borne 48.803% by Dana Mexico and 51.197% by Spicer. The Parties acknowledge and agree that (i) the disposal of the PCB fluids contained in the existing Tremec transformers and the AMSA transformers shall be conducted to the extent such disposal is required under the Mexican Environmental Laws, and (ii) the costs of purchasing and installing new transformers shall be borne entirely by Dana Mexico with respect to the AMSA facility transformers and by Spicer with respect to the Tremec facility transformers.
     (f) Remediation Actions.
     (i) Notwithstanding any other term, condition or provision contained in this Agreement to the contrary (including any other term, condition or provision of this Article IX), Dana Mexico, with respect to any real property owned by the Dana Targets and upon prior written notice to Desc Automotriz, and Spicer, with respect to any real property owned by the Desc Targets and upon prior written notice to Dana Mexico, shall conduct a “phase one” environmental study covering the matters set forth in Exhibit R on each of the Real Properties of Spicer and the JV Subsidiaries as soon as reasonably practicable after the Closing Date and each Party may conduct any other audit, study or investigation with respect to its real property as such Party deems necessary (any such audit, investigation or study, a “Phase One Study”). In the event that the results of any such Phase One Study or any other audit, study or investigation reasonably warrant additional audit, investigation or surveys, the applicable Party shall conduct such additional testing, investigation or surveys a (“Phase Two Study”). In the event that any such Phase Two Study reasonably demonstrates the need for a remedial action, correction of noncompliance or other action required pursuant to Environmental Laws (a “Remedial

Action”), the Parties shall cause such Remedial Action to be undertaken and the cost of such Remedial Action shall be subject to the indemnification provisions of Article IX.
     (ii) In the event either Party disagrees with (x) the need for a Remedial Action in respect of any of the Desc Targets or the Dana Targets, (y) any other matter arising under this Section 7.16(f) or (z) any other matter under Environmental Laws, within sixty (60) calendar days from the date on which the dispute arises, either Party may notify the other Party in writing that it wishes to submit the dispute to an independent expert. In the event that such a notice is delivered, the Parties shall submit the dispute in question to one of the environmental consultants listed in Schedule 7.16(f), such environmental consultant to be mutually agreed by the Parties (the “Environmental Consultant”). The Environmental Consultant shall establish an expedited procedure for hearing and resolving the dispute. Unless the Parties agree otherwise, the Environmental Consultant shall be required to render a written decision in respect of the dispute no more than sixty (60) calendar days after the Environmental Consultant is retained. The costs of the Environmental Consultant shall be borne equally by the Desc Parties and the Dana Parties.
     (iii) The Parties acknowledge and agree that (A) any Remedial Action to be undertaken in accordance with this Section 7.16(f) and (B) the ENCO Remediation and the Tremec Remediation shall (x) be the most reasonable cost-effective method in light of the circumstances and based on the assumption that the Real Properties of the Dana Targets and the Desc Targets are, and will continue to be, used for industrial (as opposed to residential) purposes, (y) not exceed the least stringent requirements of any applicable Environmental Law or Governmental Entity having jurisdiction over such Remedial Action, correction of noncompliance or action, and (z) conducted in compliance in all material respects with Environmental Laws.
     (g) Set-off for Payments Owed in Connection with the Remediation Plans. With respect to amounts owed under the ENCO Remediation Plan and/or the disposal of the PCB fluids in the AMSA transformers, Spicer may set off any amount owed to Dana Mexico against any amount owed by Dana Mexico to Spicer in connection with the Tremec Remediation Plan and/or the disposal of PCB fluids contained in Tremec transformers. With respect to amounts owed under the Tremec Remediation Plan and/or the disposal of PCB fluids contained in Tremec transformers, Dana Mexico may set off any amount owed to Spicer against any amount owed by Spicer to Dana Mexico in connection with the ENCO Remediation Plan and/or the disposal of the PCB fluids in the AMSA transformers.
Section 7.17 Transfer and Termination of Certain Employees.
     (a) Desc Automotriz and Dana agree that, at or before Closing, (i) certain Employees will be transferred from certain Desc Targets or Affiliates of Desc Automotriz to the Dana Targets (the “Dana Target Transferred Employees”), and (ii) certain Employees will be transferred from certain Dana Targets to the Desc Targets or Affiliates of Desc Automotriz (the “Desc Transferred Employees”). The Dana Target Transferred Employees and the Desc Transferred Employees are listed on Schedule 7.17(a).

     (b) Desc Automotriz and Dana shall cause Spicer and the applicable JV Subsidiaries to transfer, at or before Closing, the Desc Transferred Employees and the Dana Transferred Employees pursuant the provisions of this Section 7.17.
     (c) With regard to the Dana Target Transferred Employees and the Desc Transferred Employees, Dana or Desc Automotriz, respectively, shall cause (i) the applicable JV Subsidiary or Desc Affiliate employer to accept his/her voluntary resignation and to pay him/her any amounts such Dana Target Transferred Employee or Desc Transferred Employee is entitled to receive upon resignation and corresponding to earned but unpaid salaries, wages and other benefits, and (ii) the applicable JV Subsidiary or Desc Affiliate to become the new employer of such transferred employee and to hire him/her (upon resignation of the applicable transferred employee), expressly recognizing and assuming the seniority of any such Dana Target Transferred Employee and Desc Transferred Employees.
     (d) If one or more of the Dana Target Transferred Employees or the Desc Transferred Employees does not resign as provided for in Section 7.17(c) and such employee is terminated by the applicable employer, the applicable employer shall be responsible for any severance or other payments owed to such employee; provided that nothing in this Agreement shall require any such applicable employer to terminate any employee who refuses a transfer as contemplated by this Section 7.17.
     (e) Desc Automotriz and Dana agree that those Employees of Spicer and the JV Subsidiaries listed on Schedule 7.17(e) will be terminated prior to the Closing. If any such terminated Employee is rehired within one (1) year of the Closing by either the Dana Targets or the Desc Targets, then Dana Mexico or Desc Automotriz, as the case may be, shall be required to reimburse the other Party for 48.803% and 51.197%, respectively, of any amounts paid prior to the Closing by either Spicer or a JV Subsidiary to such Employee as a result of his/her termination, including statutory severance payments payable under the Mexican Federal Labor Law (Ley Federal del Trabajo).
Section 7.18 Non-Solicitation.
     The Desc Parties and the Dana Parties hereby agree that for a period of two (2) years after the Closing, (i) neither the Desc Parties nor any of their Affiliates shall (A) solicit any employee of the Dana Parties or any of their Affiliates to terminate his or her employment relationship with such Dana Party or its Affiliate or (B) hire (as a result of any solicitation in violation of clause (i)(A) above, any general solicitation for employment or otherwise) any salaried employee as of the Closing Date of the Dana Parties or any of their Affiliates (unless such employee was terminated by the Dana Parties or their Affiliates), unless written permission is first obtained from Dana Mexico, and (ii) neither the Dana Parties nor any of their Affiliates shall (A) solicit any employee of the Desc Parties or any of their Affiliates to terminate his or her employment relationship with such Desc Party or its Affiliate or (B) hire (as a result of any solicitation in violation of clause (ii)(A) above, any general solicitation for employment or otherwise) any salaried employee as of the Closing Date of the Desc Parties or any of their Affiliates (unless such employee was terminated by the Desc Parties or their Affiliates), unless written permission is first obtained from Desc Automotriz; provided that it shall not constitute a violation of this Section 7.18 for either the Desc Parties or any of their Affiliates, on the one hand, or the Dana Parties and any of their Affiliates, on the other hand, to make a general solicitation for employment or other services contained in a newspaper or other periodical or on the radio, internet or similar media.
Section 7.19 Transfer of Pension Funds of Transferred Employees.
     As soon as practicable after the Closing Date, but in no event later than thirty (30) calendar days from the Closing Date, Dana or Desc Automotriz, as applicable, shall cause the former employer of any Dana Target Transferred Employees and Desc Transferred Employees to instruct Banco Inbursa, S.A or Banco Nacional de Mexico, S.A., as the applicable trustee may be, to transfer to the trustee to be appointed by the new employer of such Transferred Employees, the balance of the pensions funds associated with any such Dana Target Transferred Employees and Desc Transferred Employees, as applicable (the “Pension Funds”).
Section 7.20 JV Agreement and Management Services Agreement.
     Desc Automotriz and Dana hereby agree that the JV Agreement and the Management Services Agreements shall remain in full force and effect until Closing, and neither such Party shall seek to terminate the JV Agreement and the Management Services Agreements prior to the earlier of the Closing and the termination of this Agreement. As of the Closing, Desc Automotriz and Dana hereby agree that the JV Agreement and the Management Services Agreements shall terminate without any further action by either Party or any of their Affiliates and be of no further force and effect, including Section VIII of the JV Agreement and any other provision in the JV Agreement and the Management Services Agreements that would otherwise survive termination.
Section 7.21 Use of Dana Trade Names.
     The Desc Parties hereby agree that, except as set forth in any of the Ancillary Agreements, (i) from and after the six (6) month anniversary of the Closing, none of the Desc Parties shall use the name Spicer, S.A. de C.V. or any derivative thereof and (ii) from and after the Closing, none of the Desc Parties shall use the name Dana Corporation, or any other trade name owned by Dana or its Affiliates, or any derivative thereof.
Section 7.22 Termination of Agreements.
     Each of the Parties hereby agrees that, as of the Closing, except for this Agreement, the Ancillary Agreements, and as set forth in the following sentence, any and all Contracts by and between or by and among any Desc Party and/or any Desc Target, on the one hand, and any Dana Party and/or any Dana Target, on the other, shall be terminated and of no further force and effect without any further action by any Party. Notwithstanding the foregoing sentence, each of the Parties hereby agrees that (a) the Contracts listed on Schedule 7.22(a) shall not terminate pursuant to the terms and conditions of this Agreement and shall be assumed by Dana, as set forth in the Bankruptcy Court Approval Order, and (b) the Contracts listed on Schedule 7.22(b) shall not terminate pursuant to, and the rights and obligations of the parties thereto shall not otherwise be affected by, the terms and conditions of this Agreement or the Transactions, except to the extent an amendment or other modification is specifically contemplated by this Agreement or the Transactions.

Section 7.23 Acknowledgment and Releases.
     Upon the request of Dana, Desc Automotriz shall, and shall cause Spicer and the JV Subsidiaries to, use reasonable best efforts in assisting Dana and the Dana Targets with obtaining an acknowledgment and release substantially in the form of Exhibit S from, and providing any required or appropriate notice to, any Third Party that is a party to those Contracts listed in Schedule 7.23.
ARTICLE VIII
CONDITIONS TO CLOSING
Section 8.1 General.
     The respective obligations set forth herein of the Parties to consummate the Transactions at the Closing shall be subject to the fulfillment, on or before the Closing Date, in the case of the Desc Parties, of the conditions set forth in Section 8.2 and Section 8.3, and in the case of the Dana Parties, of the conditions set forth in Section 8.2 and Section 8.4.
Section 8.2 Conditions to Obligations of all Parties.
     (a) No Actions or Court Orders. Except as set forth in Section 8.2(b), there shall be (i) no suit, action or claim, (ii) no investigation or inquiry by any Governmental Authority, and (iii) no legal, administrative, arbitration or other proceeding pending or threatened against any of the Parties or their respective Affiliates which seeks to terminate or modify or which might affect this Agreement, the Ancillary Agreements or the consummation of the Transactions.
     (b) Notice of Bankruptcy Court Approval Motion. Dana shall have timely served, consistent with the Bankruptcy Rules and any applicable orders of the Bankruptcy Court (provided, however, that Dana shall not seek to shorten notice for the Bankruptcy Court Approval Motion without Desc Automotriz’ consent), a copy of the Bankruptcy Court Approval Motion upon: (i) all parties on the General Service List and the Special Service List (as defined in the Bankruptcy Court’s Amended Administrative Order, Pursuant to Rule 1015(c) of the Federal Rules of Bankruptcy Procedure, Establishing Case Management and Scheduling Procedures (D.I. 574)); (ii) counsel to the committee for Dana’s unsecured creditors; (iii) counsel to the administrative agent for the Dana’s prepetition lenders; (iv) counsel to the lenders under the DIP Credit Agreement; (v) the Internal Revenue Service; (vi) any state taxing authority which may assert an Encumbrance on the Dana JV Shares; and (vii) non-debtor parties to the agreements that will be assumed, listed on Schedule 7.22(a).
     (c) Bankruptcy Court Approval. (i) The Bankruptcy Court shall have entered the Bankruptcy Court Approval Order (including the terms set forth in the definition of Bankruptcy Court Approval Order hereof); (ii) the Bankruptcy Court Approval Order shall be in a form and substance reasonably satisfactory to Desc Automotriz; and (iii) the Bankruptcy Court Approval Order shall be a final order that has not been reversed, modified, rescinded, or stayed, and for which the time to appeal the Bankruptcy Court Approval Order shall have expired and the Bankruptcy Court Approval Order shall no longer subject to appeal or further judicial review.

     (d) Dana DIP Lender Approval. The Parties shall have received any required formal written approval of the lenders under the DIP Credit Agreement, consenting to the consummation of the Transactions and releasing any and all security interests in the Dana JV Shares.
     (e) Satisfaction of Pre-petition Claims. Dana shall have paid in full (i) all amounts owed to Spicer and the JV Subsidiaries for goods or services provided on or before March 3, 2006, as detailed in Schedule 8.2(e), which amount shall be no less than US$19,744,596.87 and no more than US$19,840,321.71, and (ii) US$32,442.96 to Pistones Moresa Celaya, S.A. de C.V. (successor to Pistones Moresa, S.A. de C.V.), an Affiliate of Desc Automotriz.
     (f) Satisfaction of Post-petition Claims. Dana shall have paid or otherwise satisfied in full all amounts due to Spicer and the JV Subsidiaries for goods delivered to or received by Dana and its Affiliates after March 3, 2006, which amounts shall be agreed in good faith by Desc Automotriz and Dana.
     (g) CFC Approval. The CFC Approval shall continue to be in full force and effect as of the Closing Date.
     (h) Transfer and Termination of Certain Employees. (i) The transfer of the Dana Target Transferred Employees and the Desc Transferred Employees, and the termination of certain Employees, as provided for in Section 7.17, shall have occurred, and (ii) any and all of all the amounts payable as a result of such transfers and terminations shall have been fully paid or reimbursed (as the case may be) by Dana and Desc Automotriz in accordance with the provisions of Section 7.17.
     (i) Transfer of the Pension Funds. The transfer of the Pension Funds shall have been made pursuant the provisions of Section 7.19 or as otherwise agreed by the Parties.
     (j) Public Deeds (Purchase and Sale of Real Property). The Parties shall have received certified copies of all of the public deeds and evidence of filing with the corresponding Public Registry of Property with respect to each of the transfers of Real Property described in Section 7.4.
     (k) Third Party Consents. The Parties shall have received any Third Party Consent set forth on Schedule 8.2(k).
     (l) Payment of Third Party Indebtedness. The Parties shall have received evidence reasonably satisfactory to them that all Third Party Debt has been fully paid, pursuant to the provisions of Section 7.6(a)(i).
     (m) Assignment and Capitalization of Inter-Company Debt. The Parties shall have received copy of the documents evidencing the assignment of the Dana Targets Receivables and copy of the minutes of Shareholders Meetings approving the Corporación Inmobiliaria Capitalization I, the Corporación Inmobiliaria Capitalization II and the AMSA Capitalization, as described in Section 7.8, certified by a duly authorized officer of each such JV Subsidiary.

     (n) Funding of Hybrid Loans. The Parties shall have received evidence that each of ENCO and Cardanes shall have received the Hybrid Loans, pursuant to the Securities Agreements, in order to provide ENCO and Cardanes with the funds necessary to pay the Hybrid Loan Dividends referred to in Section 7.7(b) hereof.
     (o) Hybrid Loan Dividends. The Parties shall have received (i) a copy of the minutes of Shareholders Meetings and any required directors meeting of each of ENCO and Cardanes formalizing the cash dividends described in Section 7.7(b) certified by a duly authorized officer of each of ENCO and Cardanes; and (ii) one original counterpart of the Receipt and Release Letter to be delivered by each of the Shareholders of ENCO and Cardanes acknowledging receipt of the ENCO Dividend and the Cardanes Dividend.
     (p) Tremec, ENCO and Corporación Inmobiliaria Dividends. The Parties shall have received (i) a copy of the minutes of Shareholders Meetings and any required directors meeting of each of Tremec, ENCO and Corporación Inmobiliaria formalizing the cash dividends described in Section 7.7(c), Section 7.7(d) and Section 7.7(e), respectively, certified by a duly authorized officer of each of Tremec, ENCO and Corporación Inmobiliaria; and (ii) one original counterpart of a receipt and release substantially in the form of the Receipt and Release Letter to be delivered by each of the Shareholders of Tremec, ENCO and Corporación Inmobiliaria acknowledging receipt of the relevant dividend.
     (q) Termination of the Comerica Letters of Credit. The Parties shall have received evidence reasonably satisfactory to them that the outstanding amount under the Comerica Letters of Credit (including fees) has been paid as described in Section 7.6(c).
     (r) Releases by Comerica. The Parties shall have received an unconditional, irrevocable and full release by Comerica of Desc and Desc Automotriz in connection with the Letters of Credit, as described in Section 7.6(d).
     (s) GE Approval or GE Release. The Parties shall have received either (i) pursuant to the Dana Target GE Agreements, the written approval of GE of the GE Assignments and the GE Subleases or (ii) an unconditional, irrevocable and full release by GE of Desc in connection with the Dana Target GE Agreements.
Section 8.3 Additional Conditions Precedent of the Desc Parties.
     (a) Share Certificates. Dana shall deliver to Desc Automotriz: (i) the share certificates representing the Dana JV Shares duly endorsed in ownership (endoso en propiedad) in favor of Desc Automotriz (or its designee(s)) and (ii) a notarized copy of the power of attorney for acts of ownership (actos de dominio) of the representative of Dana endorsing the share certificates representing the Dana JV Shares.
     (b) Representations and Warranties. Each of the representations and warranties of the Dana Parties contained in this Agreement shall be true and correct, as of the date of this Agreement and as of the Closing Date as though made again on and as of the Closing Date (except to the extent in either case that any such representations or warranties speak as of another date, in which case such representations or warranties shall be true and correct in all respects at and as of the date specified therein). Desc Automotriz and Spicer shall have received a certificate of an executive officer of each of the Dana Parties, dated the Closing Date, to such effect.
     (c) Covenants. Each of the Dana Parties shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by the Dana Parties on or prior to the Closing. Desc Automotriz and Spicer shall have received a certificate of an executive officer of each of the Dana Parties, dated the Closing Date, to such effect.
     (d) Ancillary Agreements. Each of the Ancillary Agreements (other than the Release Agreement) shall have been executed and delivered by the Dana Parties or Affiliates of Dana or Dana Targets that are a party thereto.
     (e) Release Agreement. Each of the Dana Parties, each of the Dana Targets and each Affiliate of a Dana Party that is a party thereto shall have executed and delivered the Release Agreement to the Desc Parties.
     (f) Organizational Documents; Board Resolutions. The Desc Parties shall have received certified copies of (i) all organizational documents of the Dana Parties and (ii) resolutions of the Shareholders or the board of directors of each of Dana and Dana Mexico authorizing Dana and Dana Mexico, respectively, to enter into this Agreement and the Ancillary Agreements to which it is a party and approving the Transactions.
     (g) Trademark Filings. The TF Victor Trademark Agreement and the Amended TSP License Agreement shall have been filed before the Mexican Institute of Intellectual Property (Instituto Mexicano de la Propiedad Industrial).
     (h) Directors’ and Officers’ Resignations. Desc Automotriz and Spicer shall have received one original counterpart of the resignations from all directors and officers appointed by Dana from all positions with the Desc Targets, in the form set forth in Schedule 8.3(i), all of which shall take effect from the Closing.
     (i) Board Appointees. Desc Automotriz and Spicer shall have received a list of individuals to be appointed by the Shareholders of each of the Dana Targets as members to the Board of Directors of each of the Dana Targets.
     (j) GE Release. Desc Automotriz shall have received from GE an unconditional, irrevocable and full release of Desc and Corfuerte, S.A. de C.V. by GE in connection with certain car lease agreements executed between certain Dana Targets, as lessee, and Desc and Corfuerte, S.A. de C.V., as joint obligors, on the one hand, and GE, on the other hand.
     (k) GE Assignments and Subleases. In the event that the written approval of GE of the GE Assignments and the GE Subleases has been obtained, the applicable Dana Targets shall have executed and delivered to Desc Automotriz the GE Assignment and the GE Sublease.
     (l) Corporación Inmobiliaria Mortgage. In the event that the written approval of GE of the GE Assignments and the GE Subleases has been obtained, (i) Desc Automotriz shall have received certified copies of the public deeds, evidence of filing with the corresponding Public

Registry of Property and a no lien certificate with respect to the Corporación Inmobiliaria Mortgage and (ii) a precautionary notice (aviso preventivo) with respect to the Corporación Inmobiliaria Mortgage shall have been filed with the Public Registry of Property and Commerce.
Section 8.4 Additional Conditions Precedent of Dana and Dana Mexico.
     (a) Share Certificates. Spicer, Desc Automotriz and Inmobiliaria Unik shall deliver to Dana Mexico: (i) the share certificates representing the Dana Target Shares duly endorsed in ownership (endoso en propiedad) in favor of Dana Mexico (or its designee(s)) and (ii) a notarized copy of the power of attorney for acts of ownership (actos de dominio) of the representatives of each of Spicer, Desc Automotriz and Inmobiliaria Unik endorsing the share certificates representing the Dana Target Shares.
     (b) Representations and Warranties. Each of the representations and warranties of the Desc Parties contained in this Agreement shall be true and correct, as of the date of this Agreement and as of the Closing Date as though made again on and as of the Closing Date (except to the extent in either case that any such representations or warranties speak as of another date, in which case such representations or warranties shall be true and correct in all respects at and as of the date specified therein). The Dana Parties shall have received a certificate of an executive officer of each of the Desc Parties, dated the Closing Date, to such effect.
     (c) Covenants. Each of the Desc Parties shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by the Desc Parties on or prior to the Closing. The Dana Parties shall have received a certificate of an executive officer of each of the Desc Parties, dated the Closing Date, to such effect.
     (d) Ancillary and Agreements. Each of the Ancillary Agreements (other than the Release Agreement) shall have been executed and delivered by the Desc Parties or Affiliates of Desc Automotriz or Desc Targets that are a party thereto.
     (e) Release Agreement. Each of the Desc Parties, each of the Desc Targets and each Affiliate of a Desc Party that is a party thereto shall have executed and delivered the Release Agreement to the Dana Parties.
     (f) Organizational Documents; Board Resolutions. The Dana Parties shall have received certified copies of (i) all organizational documents of each of the Desc Parties and (ii) resolutions of the board of directors of each of the Desc Parties authorizing such Desc Party to enter into this Agreement and the Ancillary Agreements to which it is a party and approving the Transactions.
     (g) Directors’ and Officers’ Resignations. Dana and Dana Mexico shall have received one original counterpart of the resignations from all directors and officers appointed by Desc Automotriz from all positions with the Dana Targets, in the form set forth in Schedule 8.4(h), all of which shall take effect from the Closing.
     (h) Other Resolutions. Dana and Dana Mexico shall have received one certified copy of the minute of the Shareholders Meeting held by the Shareholders of (A) each of the Desc Targets, approving, among other issues: (i) the resignation and releases of the directors and officers appointed by Dana from all the positions with the Desc Targets; (ii) the appointment by

Desc and/or Spicer of the members of the Board of Directors of each of the Desc Targets, all of which shall take effect from the Closing, and (iii) the revocation of all powers of attorney granted to any directors, officers or employees to be retained by Dana Mexico or the Dana Targets, and (B) each of the Dana Targets, approving (x) the appointment of the members of the Board of Directors of each of the Dana Targets, as informed to Desc Automotriz and Spicer pursuant to Section 8.3(i), and (y) unless otherwise requested by Dana and Dana Mexico, the revocations of all powers of attorney granted to any directors, officers and employees to be retained by Desc Automotriz or the Desc Targets, except for those powers of attorney to remain in place for purposes of Desc’s and Desc Automotriz’ obligations under Section 9.5.
     (i) Acknowledgments and Releases. Dana Mexico shall have received the acknowledgments and releases described in Schedule 7.25.
     (j) Books and Records. Dana shall have received all Books and Records of the Dana Targets.
     (k) Payment of Desc Automotriz Indebtedness. The Dana Targets shall have received evidence reasonably satisfactory to them that all Indebtedness owed by Desc Automotriz or any of its Affiliates to Spicer or any JV Subsidiary as of the Closing has been fully paid pursuant to the provisions of Section 7.6(a)(ii).
     (l) GE Assignments and Subleases. In the event that the written approval of GE of the GE Assignments and the GE Subleases has been obtained, Desc Automotriz shall have executed and delivered to Dana Mexico the GE Assignments and the GE Subleases.
ARTICLE IX
INDEMNIFICATION
Section 9.1 Indemnification by Dana Mexico.
     (a) General Principle. Subject to the terms of this Article IX and the time limitations set forth in Section 6.2, Dana Mexico shall indemnify and hold harmless each of the Desc Parties from and against 100% of any and all Losses suffered or incurred by any of them as a result of a Claim arising out of:
     (i) any misrepresentation or breach of warranty made or given by Dana or Dana Mexico in Article IV or any certificate delivered pursuant to Article VIII at and as of the date hereof and at and as of the Closing Date, as if made at and as of such time (except to the extent, in either case, that any such representations or warranties speak as of another date, in which case any inaccuracy shall be determined at and as of the date specified therein); and
     (ii) the breach of any covenant or obligation of Dana or Dana Mexico contained in this Agreement, or an other agreement to be entered into pursuant hereto (including the Ancillary Agreements), whether such covenant is to be performed on, prior to or after the Closing.

     (b) Indemnification for a Desc Target Claim. In accordance with the principle enunciated in Recital P but subject to the terms of this Article IX and the time limitations set forth in Section 6.2, Dana Mexico shall indemnify and hold harmless the Desc Parties and the Desc Targets from and against 48.803% of any and all Losses suffered or incurred by any of them as a result of a Claim arising out of any act, omissions event or circumstance occurring prior to the Closing Date, including:
     (i) any Tax Claim, including but not limited to, any Claim for failing to timely pay any Taxes when due or for timely filing any Tax Returns when due or for failure to satisfy any “arms length” or similar standard imposed by Applicable Law or for failure to make any withholding as required under Applicable Law or for any Claim relating to raw materials, products or equipment imported either on a temporary or a definitive basis or any Claim for failing to comply with any requirements under any PITEX Program, Sectorial Program or other import regime or temporary import regime;
     (ii) any labor Claim, including any Claim for failing to timely pay any salaries or benefits to any Employees or any individuals that may be deemed Employees of any Desc Targets under Applicable Law;
     (iii) any Claim for failing to pay any dues or other similar contributions to the Mexican Institute of Social Security (Instituto Mexicano del Seguro Social or IMSS), the National Workers Housing Fund Institute (Instituto Nacional del Fondo para la Vivienda de los Trabajadores or INFONAVIT) or the Retirement Savings Fund (Sistema de Ahorro para el Retiro or SAR);
     (iv) any Intellectual Property Claim, including any Claim relating to Spicer or any other Desc Target failing to have any software license or relating to Spicer or any other Desc Target infringing the Intellectual Property rights of any Third Party;
     (v) any Claim for breach of Contract other than this Agreement or any of the Ancillary Agreements;
     (vi) any Claim for any failure to obtain and maintain any Licenses or to timely comply with any requirement under such Licenses;
     (vii) any Claim for failing (x) to comply with any Environmental Law, including but not limited to any Claim for failing to handle, transport, store, treat or dispose of any Hazardous Substances, or (y) to have, or comply with any requirement of, any Environmental Approval or any Claim alleging any contamination of any Real Property of Spicer or any other Desc Targets or the Environment, including any Remedial Order;
     (viii) any Claim for any liability, damage or other Claim relating to inventory or finished products sold by any Desc Targets;
     (ix) any Loss resulting from the outcome of any litigation against any Desc Target that is pending as of the Closing Date;

     (x) any Claim that any Desc Target has failed to comply with any Applicable Law; and
     (xi) any Claim that any Desc Target does not have clear title to its Assets.
Section 9.2 Indemnification by the Spicer.
     (a) General Principle. Subject to the terms of this Article IX and the time limitations set forth in Section 6.2, Spicer shall indemnify and hold harmless each of the Dana Parties from and against 100% of any and all Losses suffered or incurred by any of them as a result of a Claim arising out of:
     (i) any misrepresentation or breach of warranty made or given by any of the Desc Parties in Article V or any certificate delivered pursuant to Article VIII at and as of the date hereof and at and as of the Closing Date, as if made at and as of such time (except to the extent, in either case, that any such representations or warranties speak as of another date, in which case any inaccuracy shall be determined at and as of the date specified therein); and
     (ii) the breach of any covenant or obligation of any of the Desc Parties contained in this Agreement, or an other agreement to be entered into pursuant hereto (including the Ancillary Agreements), whether such covenant is to be performed on, prior to or after the Closing.
     (b) Indemnification for a Dana Target Claim. In accordance with the principle enunciated in Recital P but subject to the terms of this Article IX and the time limitations set forth in Section 6.2, Spicer shall indemnify and hold harmless the Dana Parties and the Dana Targets (other than AMSA) from and against 51.197% of any and all Losses suffered or incurred by any of them as a result of a Claim arising out of any act, omissions event or circumstance occurring prior to the Closing Date (all of the foregoing a “Dana Target Claim”), including:
     (i) any Tax Claim, including but not limited to, any Claim for failing to timely pay any Taxes when due or for timely filing any Tax Returns when due or for failure to satisfy any “arms length” or similar standard imposed by Applicable Law or for failure to make any withholding as required under Applicable Law or for any Claim relating to raw materials, products or equipment imported either on a temporary or a definitive basis or any Claim for failing to comply with any requirements under any PITEX Program, Sectorial Program or other import regime or temporary import regime;
     (ii) any labor Claim, including, any Claim for failing to timely pay any salaries or benefits to any Employees or any individuals that may be deemed Employees of any of the Dana Targets under Applicable Law;
     (iii) any Claim for failing to pay any dues or other similar contributions to the IMSS, the INFONAVIT or the SAR;

     (iv) any Intellectual Property Claim, including any Claim relating to any Dana Target failing to have any software license or relating to any Dana Target infringing the Intellectual Property rights of any Third Party;
     (v) any Claim for breach of Contract other than this Agreement or any of the Ancillary Agreements;
     (vi) any Claim for failure to obtain and maintain any Licenses or to timely comply with any requirement under such Licenses:
     (vii) any Claim for failing (x) to comply with any Environmental Law, including but not limited to any Claim for failing to handle, transport, store, treat or dispose of any Hazardous Substances, or (y) to have, or comply with any requirement of, any Environmental Approval or any Claim alleging any contamination of any Real Property of any other Dana Targets or the Environment, including any Remedial Order;
     (viii) any Claim for any liability, damage or other Claim relating to inventory or finished products sold by any Dana Targets;
     (ix) any Loss resulting from the outcome of any litigation against any Dana Targets that is pending as of the Closing Date;
     (x) any Claim that any Dana Target has failed to comply with any Applicable Law;
     (xi) any Claim that any Dana Target does not have clear title to its Assets; and
     (xii) any Claim for loss of water supply to any Dana Target as a result of the failure to maintain all necessary Licenses relating thereto.
Section 9.3 Indemnification for Claims Related to AMSA.
     (a) Subject to the terms of this Article IX and the time limitations set forth in Section 6.2, Desc Automotriz shall indemnify, defend and hold harmless the Dana Parties and AMSA from and against 32.650% of any and all Losses suffered or incurred by them in connection with any Dana Target Claim relating specifically to AMSA.
     (b) Subject to the terms of this Article IX and the time limitations set forth in Section 6.2, Spicer shall indemnify, defend and hold harmless the Dana Parties and AMSA from and against 34.481% of any and all Losses suffered or incurred by them in connection with any Dana Target Claim relating specifically to AMSA.
Section 9.4 Notice of Pre-Closing Third Party Claims Presented Post-Closing.
     If a Party entitled to indemnification under this Agreement (the “Indemnified Party”) receives notice of the commencement or assertion of any Third Party Claim arising from any matter that is subject to the indemnities set out in this Article IX (each, a “Third Party Claim”), the Indemnified Party shall give the Party obligated to provide indemnification under this

Agreement (the “Indemnifier”) prompt notice thereof, but in any event no later than five (5) Business Days after receiving notice of such Third Party Claim. Such notice to the Indemnifier shall describe the Third Party Claim in reasonable detail and shall indicate, if reasonably practicable, the estimated amount of the Loss that has been or may be sustained by the Indemnified Party.
Section 9.5 Conduct of Pre-Closing Claims Presented Pre-Closing.
     Except to the extent that Dana elects otherwise, Desc and/or Desc Automotriz shall continue to manage the defense of all Claims against the Dana Targets that were asserted prior to Closing and that are currently being managed by Desc and/or Desc Automotriz. Dana Mexico shall cause the relevant Dana Target to continue to cooperate with Desc and/or Desc Automotriz in any reasonable way in the defense of such Claims. Any settlement or compromise of any such claim shall require the consent of the relevant Dana Target, which consent shall not be unreasonably withheld. Any legal fees and other expenses paid by Desc and/or Desc Automotriz for work performed after the Closing with respect to such Claims shall be reimbursed 48.803% by Dana Mexico. Desc and/or Desc Automotriz shall invoice Dana Mexico periodically for all such fees and expenses incurred, and Dana Mexico shall remit payment in cash for each such invoice within sixty (60) calendar days of receipt.
Section 9.6 Defense of Pre-Closing Third Party Claims Presented Post-Closing.
     The Indemnifier may participate in the defense of any Third Party Claim by giving notice to that effect to the Indemnified Party. The Indemnifier’s right to participate shall be subject to the rights of any insurer or other Person who has potential liability with respect to such Third Party Claim. The Indemnifier shall be responsible for all of its own expenses of participating in such defense. If the Indemnifier elects to participate in the defense of a Third Party Claim, Dana Mexico and Spicer shall each be responsible for the payment of its respective share (48.803% or 51.197%, as applicable, other than in respect of AMSA, with respect to which Spicer shall be responsible for 67.131% of any and all Losses arising from such Claim, and Dana Mexico shall be responsible for 32.869% of any and all such Losses) of any Losses or other amount required to be paid in respect thereof pending resolution of any contest of such Third Party Claim. The Indemnified Party shall cooperate in good faith in the defense of each Third Party Claim, even if the Indemnifier is participating in the defense. The Indemnifier shall not enter into any compromise or settlement of any Third Party Claim without obtaining the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. If the Indemnified Party has not received notice of the Indemnifier’s election to participate in the defense of such Third Party Claim, the Indemnified Party may, at its option, elect to settle or compromise the Third Party Claim.
Section 9.7 Assistance for Third Party Claims.
     The Indemnifier and the Indemnified Party shall use all reasonable efforts to cause the applicable Party to grant any powers of attorney that may be necessary to assume and control the defense of any Third Party Claim and make available to the Party which is undertaking and controlling the defense of any Third Party Claim (the “Defending Party”):

     (i) those employees whose assistance, testimony or presence is necessary to assist the Defending Party in evaluating and in defending any Third Party Claim; and
     (ii) all documents, records and other materials in the possession of such Party reasonably required by the Defending Party for its use in defending any Third Party Claim;
and shall otherwise cooperate with the Defending Party. The Defending Party shall be entitled to assert against the Third Party making the Third Party Claim any rights, claims or defenses which the Indemnified Party may have against such Third Party relating to such Third Party Claim. The Indemnifier shall be responsible for all reasonable out-of-pocket expenses associated with making documents, records and materials available and for all reasonable out-of-pocket expenses incurred by any employees made available by the Indemnified Party to the Indemnifier hereunder.
Section 9.8 Settlement of Third Party Claims.
     If an Indemnifier elects to assume the defense of any Third Party Claim as provided in Section 9.6, the Indemnifier shall not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim unless the representation of the Indemnifier and the Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them. Notwithstanding the foregoing, if the Indemnifier fails to take reasonable steps necessary to defend diligently such Third Party Claim within a reasonable time after receiving notice from the Indemnified Party that the Indemnified Party has reasonable grounds to believe that the Indemnifier has failed to take such steps, the Indemnified Party may, at its option, elect to assume the defense of and to compromise or settle the Third Party Claim assisted by counsel of its choice and the Indemnifier shall be liable for all reasonable costs and out-of-pocket expenses paid or incurred in connection therewith. Without the prior written consent of the Indemnified Party, the Indemnifier shall not enter into any compromise or settlement of any Third Party Claim which would lead to liability or create any financial or other material obligation on the part of the Indemnified Party.
Section 9.9 Direct Claims.
     Any Claim by an Indemnified Party against an Indemnifier based on any indemnification provided for in this Article IX that does not arise from a Third Party Claim (a “Direct Claim”) shall be asserted by giving the Indemnifier reasonably prompt written notice thereof, but in any event not later than forty-five (45) Business Days after the Indemnified Party becomes aware of such Direct Claim. The Indemnifier shall then have a period of thirty (30) Business Days within which to respond in writing to such Direct Claim. If the Indemnifier does not so respond within such thirty (30) Business Day period, the Indemnifier shall be deemed to have rejected such Direct Claim, and in such event the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party.
Section 9.10 Failure to Give Timely Notice.
     A failure to give timely notice as provided in this Article IX shall not affect the rights or obligations of any Party except and only to the extent that, as a result of such failure, any Party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage, was unable to defend the Claim or was otherwise directly and materially damaged as a result of such failure. Notwithstanding anything to the contrary in this Article IX, no Claim for indemnification may be made under this Agreement beyond the expiration period for such Claim set forth in Section 6.2.
Section 9.11 Reductions and Subrogation.
     If the amount of any Loss is at any time after the making of an indemnity payment reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any Claim, recovery, settlement or payment by or against any other Person, the amount of such reduction (less any costs, out-of-pocket expenses (including Taxes) or premiums incurred in connection therewith) shall promptly be repaid by the Indemnified Party to the Indemnifier. Upon making a full indemnity payment, the Indemnifier shall, to the extent of such indemnity payment, be subrogated to all rights of the Indemnified Party against any Third Party that is not an Affiliate of the Indemnified Party in respect of the Loss to which the indemnity payment relates. Until the Indemnified Party recovers full payment of its Loss, any and all claims of the Indemnifier against any such Third Party on account of such indemnity payment shall be subject to the Indemnified Party’s rights against such Third Party. Without limiting the generality or effect of any other provision hereof, the Indemnified Party and Indemnifier shall duly execute upon request all instruments reasonably necessary to evidence and perfect such arrangement.
Section 9.12 Tax Effect.
     Any indemnity payment under this Article IX shall be treated for all Tax purposes as an adjustment to the Final Dana Target Share Purchase Price or the Final Dana JV Share Purchase Price, as applicable. If, notwithstanding such treatment, any indemnity payment received by an Indemnified Party would constitute taxable income to such Indemnified Party, the Indemnifier shall pay a tax gross up to the Indemnified Party at the time any such tax payment is made, subject to the limitations set forth in Section 9.15; provided, however, that the Indemnifier shall have the right (i) to review any Tax filing wherein such Tax liability may arise prior to the filing thereof and (ii) to protest such determination, at its own expense, with the relevant taxation authority.
Section 9.13 Mitigation of Damages.
     With respect to any and all Losses that may be claimed for indemnification by any Indemnified Party against any Indemnifier pursuant to this Agreement, any such Indemnified Party will use all reasonable best efforts to mitigate and minimize the amount of the indemnifiable Losses with respect thereto, and in all respects (including without limitation in all related actions, omissions and negotiations) will do so taking into account only the best interests of such Indemnified Party, without regard to the interests of any other individual or entity, with the understanding, however, that any costs or expenses incurred by any such Indemnified Party in connection therewith shall be Losses subject to indemnification by Indemnifier.

Section 9.14 Payment and Interest.
     All Losses shall bear interest at a rate per annum equal to the Interest Rate from (and including) the date that the Indemnified Party suffered or incurred a Loss, liability or out-of-pocket expense in respect of a Loss, to (but excluding) the date of payment by the Indemnifier to the Indemnified Party. The Indemnifier shall pay the amount of any Loss set forth in any Claim with all accrued interest thereon within twenty (20) Business Days from the date on which such amount has become due.
Section 9.15 Limitation.
     Notwithstanding any other term, condition or provision contained in this Agreement to the contrary (including any other term, condition or provision of this Section 9.15):
     (a) Threshold. No Claims for indemnification may be made by any Indemnified Party under this Article IX unless and until (i) the aggregate of all Losses suffered or incurred by such Party exceeds US$100,000.00 (One hundred thousand US dollars) (the “Basket”) in the aggregate, and then only to the extent such Losses exceed the Basket; and (ii) each Loss suffered or incurred by such Party to reach the Basket exceeds US$10,000.00 (Ten thousand US dollars); provided, however, that the foregoing limitations shall not apply to any Claim for indemnification for Taxes (which claims shall neither be subject to the limitations provided above nor be taken into account when calculating whether the Loss suffered by the Indemnified Party exceeds the aggregate threshold provided for in subsection (i) above);
     (b) Written Notice. Any Claims for indemnification under this Article IX may be made by the Parties against each other subject to written notice of such Claim being given in accordance with the terms provided in Section 9.4.
     (c) Cap.
     (i) The right of Dana or Dana Mexico to seek or obtain indemnification hereunder for any Loss arising from the breach of any representation or warranty of any Desc Party, and the obligation of the Desc Parties to provide any such indemnification, shall be subject to a maximum liability of the Desc Parties for all Losses to be paid to Dana or Dana Mexico of an amount equal to 100% of the Final Dana Target Share Purchase Price.
     (ii) The right of any Desc Party to seek or obtain indemnification hereunder for any Loss arising from the breach of any representation or warranty of Dana or Dana Mexico, and the obligation of Dana and Dana Mexico to provide any such indemnification, shall be subject to a maximum liability of Dana and Dana Mexico for all Losses to be paid to the Desc Parties of an amount equal to 100% of the Final Dana JV Share Purchase Price.

ARTICLE X
MISCELLANEOUS
Section 10.1 Termination Events.
     (a) Termination. This Agreement may, by notice given prior to the Closing, be terminated:
     (i) by Desc Automotriz, if the Bankruptcy Court shall fail to enter the Bankruptcy Court Approval Order on or before June 30, 2006;
     (ii) by Desc Automotriz or Dana if the Closing Date does not occur on or prior to August 31, 2006 or there shall have been, since the date hereof, any change, condition, circumstance or occurrence of any event that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Transactions.
     (b) Effect of Termination.
     In the event of a termination of this Agreement as provided in Section 10.1(a), this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party except for: (x) the provisions of Section 1.4 (Governing Law), Section 7.11 (Confidentiality), this Section 10.1, Section 10.2 (Public Notices), Section 10.3 (Expenses), Section 10.4 (Notices), Section 10.9 (Dispute Resolution) and Section 10.10 (No Third Party Beneficiary); and (y) liability for any breach of this Agreement or any other agreement entered into pursuant to this Agreement.
Section 10.2 Public Notices.
     All public notices and press releases to Third Parties, all communications with the employees of Spicer and the JV Subsidiaries and all other publicity concerning the Transactions shall be jointly planned and coordinated by Desc Automotriz and Dana, and no Party shall make any such public communications concerning the Transactions without the prior approval of the other Party, such approval not to be unreasonably withheld.
Section 10.3 Expenses.
     Except as expressly provided in this Agreement, each of the Parties shall pay their respective legal, accounting and other professional advisory fees, costs and expenses incurred in connection with the purchase and sale of the Purchased Shares and the preparation, execution and delivery of this Agreement and the Ancillary Agreements and any other costs and expenses incurred in connection with the Transactions.
Section 10.4 Notices.
     Any notice or other writing required or permitted to be given under this Agreement or for the purposes of this Agreement (a “Notice”) shall be in writing and shall be sufficiently given if (i) delivered, (ii) sent by recognized courier delivery service or (iii) transmitted by facsimile or other form of electronic communication tested prior to transmission provided that a duplicate copy is also sent by recognized courier delivery service, in each case to such Party at the following address:
in the case of a Notice to any Desc Party, to:
DESC AUTOMOTRIZ, S.A. de C.V.
Paseo de los Tamarindos
400-B, piso 30
Bosques de las Lomas
C.P. 05120, Mexico, D.F.
Mexico
Attention: Ramón F. Estrada Rivero, Esq.
Fax: 52-55-5261-8087
with a copy to (which copy shall not be deemed notice):
Basham, Ringe & Correa, S.C.
Paseo de los Tamarindos
400-A, piso 9
Bosques de las Lomas
C.P. 05120, Mexico, D.F.
Mexico
Attention: Daniel Del Río, Esq.
Fax: 52-55-5261-0432
and
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
United States of America
Attention: Deborah M. Buell, Esq.
Fax: 212-225-3999
in the case of a Notice to Dana or Dana Mexico, to:
DANA CORPORATION
4500 Dorr Street
Toledo, OH 43615
United States of America
Attention: Secretary
Fax: 419-535-4827

with a copy to (which copy shall not be deemed notice):
Jones Day
325 John H. McConnell Boulevard, Suite 600
Columbus, OH 43215-2673
United States of America
Attention: Randy Walters, Esq.
Fax: 614-461-4198
or at such other address as the Party to whom such Notice is to be given shall have last notified the Party giving the same in the manner provided in this Section 10.4. Any Notice delivered to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address provided that if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day. Any Notice sent by a recognized courier delivery service or transmitted by facsimile or other form of electronic communication shall be deemed given and received on the first (1st) Business Day after deposit with such delivery service or its transmission.
Section 10.5 Assignment.
     No Party may assign any rights or benefits under this Agreement to any Person without the prior written consent of the other Parties. Any assignment in violation of the foregoing shall be null and void and of no effect whatsoever, and no assignment of benefits or arrangement for substituted performance by one Party shall be of any effect against the other Party except to the extent that the other Party has consented to it in writing. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of merger, amalgamation or statutory arrangement of any Party) and permitted assigns.
Section 10.6 Further Assurances.
     The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the Transactions, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing.
Section 10.7 Limitations on Remedies.
     (a) Limitations. The rights and remedies of the Parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by Law; provided, however, that: (i) the Parties shall be bound by the arbitration provision of Section 10.9; (ii) the provisions of Article III shall be the sole remedy with respect to any matter relating to the purchase price adjustment (but only to the extent any Loss is actually recovered); and (iii) the indemnification provided for in Article IX shall be the sole remedy with respect to any Loss compensated thereby (but only to the extent any Loss is actually recovered).

     (b) Non-Duplicative Remedies. For the avoidance of doubt, the Parties acknowledge and agree that any recovery in respect of express remedies set forth in this Agreement, including the purchase price adjustment set forth in Article III and the indemnity provisions set out in Article IX, shall be exclusive and non-duplicative.
     (c) Independent Rights. The Parties agree that each Party’s rights under Article IX are independent of and enforceable against the other Party irrespective of such other Party’s rights under Article IX.
     (d) Special Damages. The Parties agree that in no event shall a Party be liable for any indirect, special, punitive or consequential damages.
Section 10.8 Counterparts.
     This Agreement may be executed by the Parties in any number counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.
Section 10.9 Dispute Resolution.
     (a) Submission to Bankruptcy Court. In the event of any dispute between the Parties regarding the interpretation of the Bankruptcy Approval Order or Dana’s rights and obligations under this Agreement, other than as provided in Section 3.2(e) and Section 7.16(f), (each a “Bankruptcy Dispute”), the Bankruptcy Dispute shall be heard in the Bankruptcy Court until the earlier of (i) the confirmation of a plan of reorganization for Dana or (ii) the termination of the Chapter 11 Case; provided, however, that this Section 10.9(a) shall not apply to any disputes regarding the rights or obligations of Dana or any other entity under the Ancillary Agreements or under any Contract listed in Schedule 7.22(a) or Schedule 7.22(b).
     (b) Submission to Arbitration. Except as provided in Section 3.2(e), Section 7.16(f) and Section 10.9(a), in the event of any dispute between the Parties relating to the Transactions or any Transaction Document (other than the Water Rights Assignment Agreements) or arising hereunder (each a “Dispute”), then the Dispute shall be submitted, upon written demand of any Party, to arbitration in Mexico City in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”).
     (c) Arbitrators. There shall be a total of three (3) arbitrators. The Desc Parties, on the one side, and the Dana Parties, on the other side, each shall select one (1) arbitrator within thirty (30) calendar days after delivery of the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. A third (3rd) arbitrator, who shall be the chairman of the arbitral tribunal, shall be appointed by mutual agreement of the two (2) arbitrators so selected. In the event of the failure of said arbitrators to agree as to the chairman within twenty (20) calendar days after the appointment of the last of said arbitrators, the chairman shall be appointed by the International Court of Arbitration (the “Court”) within fifteen (15) calendar days thereafter. In the event that both sides of the arbitration are composed of only one party, and the Desc Parties, on the one hand, or the Dana Parties, on the other, as the case may be, fails to nominate an arbitrator pursuant to this Section 10.9(c), upon request of any other party to the arbitration, such arbitrator shall instead be appointed by the ICC within thirty (30) calendar days of receiving such request. In the event that either side of the arbitration is composed of more than one party, and the Desc Parties that are party to the arbitration, on the one hand, or the Dana Parties, on the other, as the case may be, fails to nominate an arbitrator pursuant to this Section 10.9(c), then the Court may appoint each member of the arbitral panel in accordance with Article 10(2) of the ICC Rules. Each arbitrator shall be fluent in English and Spanish.
     (d) Arbitration Proceedings. The arbitration proceedings shall be conducted in Spanish, provided that the arbitrators may permit any portion of the proceeding to be conducted in English if this will facilitate the conduct of the arbitration. The arbitrators shall apply the ICC Rules, and shall specify the same at the commencement of the arbitration. Documents in English shall be admissible as evidence without need to translation into Spanish and witnesses who are not native Spanish speakers may render their testimonies in English if they so prefer.
     (e) Consolidation of Arbitration Proceedings. When a party to a Transaction Document submits a Request for Arbitration (as defined in the ICC Rules) in connection with a legal relationship in respect of which arbitration proceedings between the parties to the same or another Transaction Document are already pending under the ICC Rules (an “Already Pending Proceeding”), the parties to such Transaction Document may request that the Court include the claims contained in the request (the “New Claims”) in the Already Pending Proceeding. If a party to a Transaction Document makes such a request before the Terms of Reference (as defined in the ICC Rules) have been signed or approved by the Court in the Already Pending Proceeding, pursuant to Article 4(6) of the ICC Rules, the Court shall determine whether to include the New Claims in the Already Pending Proceeding. If a party to a Transaction Document makes such a request after the Terms of Reference in the Already Pending Proceeding have been signed or approved by the Court, pursuant to Article 19 of the ICC Rules, the Arbitral Tribunal (as defined in the ICC Rules) in the Already Pending Proceeding shall determine whether to include the New Claims in the Already Pending Proceeding. For the avoidance of doubt, two (2) or more arbitration proceedings may be consolidated in accordance with this Section 10.9(e) under Articles 4(6) or 19 of the ICC Rules, even if the parties to such arbitration proceedings are not identical.
     (f) Award. The arbitral award shall be final and binding upon all Parties, and not subject to any appeal, to the fullest extent permitted by Applicable Law, and shall deal with the question of costs of arbitration and all matters related thereto. The arbitrators may in their discretion award costs, including legal fees, to the prevailing Party. Decisions of the arbitrators shall be in writing and shall set forth the reasons therefore and, to the extent applicable, the manner in which the amount of the award was calculated.
     (g) Enforceability of Certain Provisions of this Agreement. Each Party irrevocably submits to the non-exclusive jurisdiction of the Bankruptcy Court for purposes of any Bankruptcy Dispute. Each Party irrevocably submits to the non-exclusive jurisdiction of the courts of Mexico for purposes of a suit, action or proceeding to enforce the provisions Section 10.9(b) through Section 10.9(h), to obtain an order to preserve the status quo pending resolution of any Dispute described in Section 10.9(b) or to enforce an arbitration award rendered hereunder. Each Party irrevocably waives any objection or defense such Party may have to venue or personal jurisdiction in any such court including any claim that the suit, action or proceeding has been brought in an inconvenient forum and any right to which it may become entitled on account of place of residence or domicile.
     (h) Enforceability of the Award. Judgment upon the award rendered by the arbitration may be entered in any court having jurisdiction, or application may be made to such court for a judicial recognition of the award or any order of enforcement thereof.
Section 10.10 No Third Party Beneficiary.
     Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement (and any Indemnified Party under Article IX) any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their successors and assigns.
Section 10.11 Partial Invalidity.
     Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under Applicable Law, but in the event that any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision(s) to the extent valid, legal or enforceable or any other provisions hereof, unless such a construction would be unreasonable.
Section 10.12 Desc Parties Guarantor.
     Desc Automotriz also executes this Agreement as guarantor (fiador) of each and every undertaking of the Desc Parties contained or referred to in this Agreement and all Schedules attached hereto and expressly waives the benefit of priority (beneficio de orden) and the right of excussio (beneficio de excusión) and articles 2814 and 2815 of the Mexican Federal Civil Code and all corresponding Articles in the Civil Code of all of the States of Mexico.
Section 10.13 Dana Parties Guarantor.
     Dana Mexico also executes this Agreement as guarantor (fiador) of each and every undertaking of the Dana Parties contained or referred to in this Agreement and all Schedules attached hereto and expressly waives the benefit of priority (beneficio de orden) and the right of excussio (beneficio de excusión) and articles 2814 and 2815 of the Mexican Federal Civil Code and all corresponding Articles in the Civil Code of all of the States of Mexico.
Section 10.14 Prior Agreements.
     This Agreement precludes and supersedes any other agreements between any of the Parties with respect to the subject matter hereof, including any other agreements related to the purchase and sale of the Purchased Shares set forth in the JV Agreement.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS OF WHICH the Parties have duly executed this Agreement as of the date first above written.

DESC AUTOMOTRIZ, S.A. DE C.V.
By:	/s/ Juan Marco Gutiérrez Wanless
Name:	Juan Marco Gutiérrez Wanless
Title:	Chief Corporate Officer and Legal Representative

By:	/s/ Ramón F. Estrada Rivero
Name:	Ramón F. Estrada Rivero
Title:	General Counsel and Legal Representative

SPICER, S.A. DE C.V.
By:	/s/ Juan Marco Gutiérrez Wanless
Name:	Juan Marco Gutiérrez Wanless
Title:	Chief Corporate Officer and Legal Representative

By:	/s/ Ramón F. Estrada Rivero
Name:	Ramón F. Estrada Rivero
Title:	General Counsel and Legal Representative

INMOBILIARIA UNIK, S.A. DE C.V.
By:	/s/ Juan Marco Gutiérrez Wanless
Name:	Juan Marco Gutiérrez Wanless
Title:	Chief Corporate Officer and Legal Representative

By:	/s/ Ramón F. Estrada Rivero
Name:	Ramón F. Estrada Rivero
Title:	General Counsel and Legal Representative
[SIGNATURES CONTINUE ON FOLLOWING PAGE]
Signature page to the Master Share Purchase Agreement Relating to the Dissolution of the Spicer Joint Venture

DANA CORPORATION
By:	/s/ Dennis Greenwald
Name:	Dennis Greenwald
Title:	Vice President of International Finance

DANA HOLDINGS MEXICO S. DE R.L. DE C.V.
By:	/s/ Dennis Greenwald
Name:	Dennis Greenwald
Title:	Vice President of International Finance
[SIGNATURES CONTINUE ON FOLLOWING PAGE]
Signature page to the Master Share Purchase Agreement Relating to the Dissolution of the Spicer Joint Venture

The undersigned join as a Party to the foregoing Agreement for the limited purposes provided in Section 7.22.

DESC, S.A. DE C.V.
By:	/s/ Ramón F. Estrada Rivero
Name:	Ramón F. Estrada Rivero
Title:	General Counsel and Legal Representative

DESC CORPORATIVO, S.A. DE C.V.
By:	/s/ Ramón F. Estrada Rivero
Name:	Ramón F. Estrada Rivero
Title:	General Counsel and Legal Representative

INMOBILIARIA CORCEL, S.A. DE C.V.
By:	/s/ Ramón F. Estrada Rivero
Name:	Ramón F. Estrada Rivero
Title:	General Counsel and Legal Representative

AEROPYCSA, S.A. DE C.V.
By:	/s/ Ramón F. Estrada Rivero
Name:	Ramón F. Estrada Rivero
Title:	General Counsel and Legal Representative

CORPORATIVO UNIKO, S.A. DE C.V.
By:	/s/ Ramón F. Estrada Rivero
Name:	Ramón F. Estrada Rivero
Title:	General Counsel and Legal Representative
Signature page to the Master Share Purchase Agreement Relating to the Dissolution of the Spicer Joint Venture

T.F. VICTOR, S.A. DE C.V.
By:	/s/ Ramón F. Estrada Rivero
Name:	Ramón F. Estrada Rivero
Title:	General Counsel and Legal Representative

TRANSMISIONES TSP, S.A. DE C.V.
By:	/s/ Ramón F. Estrada Rivero
Name:	Ramón F. Estrada Rivero
Title:	General Counsel and Legal Representative

TRANSMISIONES Y EQUIPOS MECÁNICOS, S.A. DE C.V.
By:	/s/ Ramón F. Estrada Rivero
Name:	Ramón F. Estrada Rivero
Title:	General Counsel and Legal Representative

VILLA INDUSTRIAL, S.A. DE C.V.
By:	/s/ Ramón F. Estrada Rivero
Name:	Ramón F. Estrada Rivero
Title:	General Counsel and Legal Representative

EJES TRACTIVOS, S.A. DE C.V.
By:	/s/ Ramón F. Estrada Rivero
Name:	Ramón F. Estrada Rivero
Title:	General Counsel and Legal Representative

CARDANES, S.A. DE C.V.
By:	/s/ Ramón F. Estrada Rivero
Name:	Ramón F. Estrada Rivero
Title:	General Counsel and Legal Representative
Signature page to the Master Share Purchase Agreement Relating to the Dissolution of the Spicer Joint Venture

FORJAS SPICER, S.A. DE C.V.
By:	/s/ Ramón F. Estrada Rivero
Name:	Ramón F. Estrada Rivero
Title:	General Counsel and Legal Representative

AUTOMETALES, S.A. DE C.V.
By:	/s/ Ramón F. Estrada Rivero
Name:	Ramón F. Estrada Rivero
Title:	General Counsel and Legal Representative

DIRECSPICER, S.A. DE C.V.
By:	/s/ Ramón F. Estrada Rivero
Name:	Ramón F. Estrada Rivero
Title:	General Counsel and Legal Representative

CORPORACIÓN INMOBILIARIA DE MEXICO, S.A. DE C.V.
By:	/s/ Ramón F. Estrada Rivero
Name:	Ramón F. Estrada Rivero
Title:	General Counsel and Legal Representative

ENGRANES CÓNICOS, S.A. DE C.V.
By:	/s/ Ramón F. Estrada Rivero
Name:	Ramón F. Estrada Rivero
Title:	General Counsel and Legal Representative

SPICER SERVICIOS, S.A. DE C.V.
By:	/s/ Ramón F. Estrada Rivero
Name:	Ramón F. Estrada Rivero
Title:	General Counsel and Legal Representative
Signature page to the Master Share Purchase Agreement Relating to the Dissolution of the Spicer Joint Venture

TRANSMISSION TECHNOLOGIES CORPORATION
By:	/s/ Ramón F. Estrada Rivero
Name:	Ramón F. Estrada Rivero
Title:	General Counsel and Legal Representative
Signature page to the Master Share Purchase Agreement Relating to the Dissolution of the Spicer Joint Venture